EXHIBIT 10.5

STOCKHOLDERS AGREEMENT
DATED AS OF
JUNE 21, 2022
AMONG
THE FORTEGRA GROUP INC.
AND
THE INVESTORS IDENTIFIED HEREIN

TABLE OF CONTENTS

THE FORTEGRA GROUP INC.
STOCKHOLDERS AGREEMENT
This Stockholders Agreement (this “Agreement”) is dated as of this 21st day of June, 2022 and entered into by and among Tiptree Holdings LLC, a Delaware limited liability company (“Tiptree” and together with its Permitted Transferees (as defined below) and permitted assignees, the “Tiptree Investors”); WP Falcon Aggregator, L.P., a Delaware limited partnership (together with its Permitted Transferees and permitted assignees, the “Warburg Investors”); and the Persons whose names and addresses appear from time to time on Schedule I hereto (together with his, her or its Permitted Transferees and permitted assignees, the “Other Investors”); and The Fortegra Group Inc., a Delaware corporation (the “Company”). The Tiptree Investors, the Warburg Investors and the Other Investors are hereinafter each referred to as an “Investor” and collectively referred to as the “Investors.”
R E C I T A L S
WHEREAS, prior to Closing, Tiptree owned 100% of the issued capital in the Company;
WHEREAS, pursuant to the terms of a Securities Purchase Agreement, dated as of October 11, 2021, by and among Tiptree, the Warburg Investors and the Company (as the same may be amended from time to time, the “Purchase Agreement”), the Warburg Investors have agreed to purchase (i) shares of Series A Convertible Preferred Stock of the Company, par value $0.01 per share, (ii) shares of Common Stock of the Company, par value $0.01 per share and (iii) warrants to purchase shares of Common Stock of the Company, par value $0.01 per share, in each case, for cash;
WHEREAS, the parties believe that it is in the best interests of the Company and the Investors to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the Board of Directors of the Company (the “Board”), (ii) assuring continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Shares (as defined below) may be transferred;
WHEREAS, the parties intend to treat the purchase of shares of Series A Convertible Preferred Stock of the Company, shares of Common Stock of the Company and warrants to purchase shares of Common Stock of the Company as part of a transaction integrated with the Conversion (as defined below) for purposes of section 351 of the Internal Revenue Code of 1986, as amended; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:
1.BOARD OF DIRECTORS.
(a)Election of Directors.
(i)From and after the date hereof, the Investors and the Company shall take all reasonable action within their respective power, including convening and attending one or more regular or special meetings and the voting of (or acting by written consent with respect to) all shares of capital stock of the Company Owned by them (including the Shares), required to cause the Board to consist of eight (8) members, which shall include:

(A)three (3) representatives designated by the Tiptree Investors (the “Tiptree Directors”), each of whom shall have, pursuant to the Certificate of Incorporation, three (3) votes;
(B)two (2) representatives designated by the Warburg Investors (the “Warburg Directors”), one of which shall have one (1) vote and the other of which shall have two (2) votes;
(C)subject to Section 1(c), two (2) representatives designated by mutual agreement between the Tiptree Investors and Warburg Investors, with each party acting in good faith (the “Independent Directors”), who shall have one (1) vote; and
(D)the then-current Chief Executive Officer of the Company (the “CEO Director”), who shall have one (1) vote.
The parties hereto acknowledge that, as of the date hereof, the Board will consist of Randy Maultsby, Michael Barnes and Jonathan Ilany, each of whom will have three (3) votes (as the Tiptree Directors), Jeff Stein will have two (2) votes and Jose Arredondo will have one (1) vote (as the Warburg Directors), John Hendrickson and Sean Sweeney as the Independent Directors, who will each have one (1) vote, and Rick Kahlbaugh (as the CEO Director), who will have one (1) vote.
(ii)Neither any Investor, nor any officer, director, stockholder, partner, employee or agent of any such Investor makes any representation or warranty as to the fitness or competence of the nominee of such Investor hereunder to serve on the Board by virtue of such Investor’s execution of this Agreement or by the act of such Investor in voting for such nominee pursuant to this Agreement.
(iii)Each Investor shall, at any time it is then entitled to vote for the election of directors to the Board, vote all of its Shares of the Company that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a special meeting of Investors) in order to ensure that the composition of the Board is as set forth in this Section 1(a) and Section 1(b). Each Other Investor hereby grants to Tiptree or a Person designated by Tiptree, solely for purposes of this Section 1(a) and Section 1(b), an irrevocable proxy coupled with an interest to cause any and all Shares held by such Investor to be present for purposes of determining a quorum at any meeting and to vote, or to take any action by written consent such Other Investor’s Shares in accordance with such Other Investor’s agreements contained in this Section 1(a). Each of the Tiptree Investors and the Warburg Investors hereby grant to one another an irrevocable proxy to take any action to give effect to the Director designation rights specified in this Section 1(a). Each Other Investor hereby revokes any and all previous proxies or powers of attorney with respect to such Other Investor’s Shares and shall not hereafter, until this Agreement terminates pursuant to its terms, grant, or purport to grant, to any Person (other than Tiptree, the Warburg Investors, the Company or a designee of Tiptree or the Company) any other proxy or power of attorney with respect to such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement or any amendment hereof), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or power of attorney or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Agreement.
(iv)From the date on which the Company or its successor completes an initial registered offering of Common Stock of the Company or its successor to the public or otherwise has a class of equity securities trading on a national securities exchange or registered with the SEC (including as a result of a transaction with a “special purpose acquisition company”) (the “Initial Public Offering”), and for as long as the Tiptree Investors or Warburg Investors, as applicable Owns at least five percent (5%) of the issued and outstanding Common Stock (on an As Converted Basis), the Company will nominate and use its reasonable best efforts (including soliciting proxies for the Tiptree Investor or Warburg Investor designees, as applicable, to the same extent as it does for any of its other nominees to the Board) to have such number of individuals designated by the Tiptree Investors or the Warburg Investors, as applicable, elected to the Board so that the number of individuals designated by each such Investor for election to the Board as compared to the size of the Board is proportionate to the number of Shares of issued and outstanding Common Stock (on an As Converted Basis) then Owned by such Investors and their respective Affiliates as compared to the number of Shares of issued and outstanding Common Stock (on an As Converted Basis) at such time; provided, however, that as long as the Tiptree Investors or the Warburg Investors, as applicable, Own at least five percent (5%) of the issued and outstanding Common Stock (on an As Converted Basis), the Tiptree Investors or the Warburg Investors, as applicable, shall have the right to designate at least one (1) individual for election to the Board. Following the Initial Public Offering, for as long as the Tiptree Investors or the Warburg Investors, as applicable, are entitled to appoint one or more persons to the Board, the Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall, if requested by the Tiptree Investors or Warburg Investors, as applicable, and to the extent then permitted under applicable law, adopt resolutions and otherwise use reasonable efforts to cause any acquisition from the Company of securities or disposition of securities to the Company (including in connection with any exercise of warrants or other derivative securities held by the Tiptree Investors, the Warburg Investors or their respective Affiliates) to be exempt under Rule 16b-3 under the Exchange Act.
(v)For the avoidance of doubt, the fact that the Investor(s) of the Company entitled to designate a representative of the Board pursuant to this Section 1(a) fails to do so shall not in any way permit any Person other than such Investor(s) to fill such vacancy.
(b)Replacement Directors; Vacancies; Removal of Directors. In the event that any Tiptree Director, Warburg Director or other Director designated in the manner set forth in Section 1(a) hereof is unable to serve, or once having commenced to serve, is removed (in accordance with the terms hereof) or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Substitute Director”) will be designated exclusively by the Person(s) whose previously designated representative vacated the Board in accordance with the terms of the Certificate of Incorporation and this Agreement. The Investors and the Company agree to take all action within their respective power, including convening and attending one or more regular or special meetings and the voting of (or acting by written consent with respect to) capital stock of the Company Owned by them (i) to cause the election of such Substitute Director promptly following his or her designation pursuant to this Section 1(b), or (ii) upon (and only upon) the written request of the applicable Person(s) who designated a Director pursuant to clause (A), (B) or (C) (for clarity, in the case of (C), by mutual agreement between the Tiptree Investors and the Warburg Investors), as applicable, of Section 1(a)(i), to remove, with or without cause, any such Director in accordance with the terms of the Certificate of Incorporation. In no event shall any Investor vote to remove a Director other than in accordance with this Agreement. For the avoidance of doubt, the fact that the stockholder(s) of the Company entitled to designate a representative of the Board pursuant to Section 1(a) fails to do so shall not in any way permit any Person other than such stockholder(s) to fill such vacancy. If the CEO Director is no longer Chief Executive Officer of the Company, then the CEO Director shall be deemed to have resigned from the Board immediately upon ceasing to be Chief Executive Officer of the Company and the vacancy created thereby shall be filled with the new Chief Executive Officer of the Company, if any.

(c)Committees of the Board. In the event that the Board establishes any committee thereof, the Company will ensure that at least one (1) of the Warburg Directors and one (1) of the Tiptree Directors will be appointed to each committee of the Board, unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Notwithstanding the foregoing, and subject to Section 1(g), the Board shall establish the following committees:
(i)The related party transaction committee (the “Related Party Transaction Committee”) consisting entirely of one (1) of the Warburg Directors, one (1) of the Tiptree Directors and one (1) of the Independent Directors, which shall initially be John Hendrickson, with each member having one (1) vote, to which committee the Board shall delegate exclusive power and authority (to the extent permitted by law) on behalf of the Company and its Subsidiaries, to monitor, terminate, and make decisions in respect of any Affiliate Arrangement (as defined on Schedule II) existing as of the date hereof or entered into following the date hereof in accordance with Section 1(g); provided that if no Independent Director has been appointed to and/or is serving on the Related Party Transaction Committee, then the Tiptree Investors, on the one hand, and the Warburg Investors, on the other hand, shall each have the right to designate one (1) additional director who is not an officer, director, stockholder, partner, employee, manager or independent contractor of any Investor or any of their respective Affiliates, which directors shall serve on the Related Party Transaction Committee and shall each be considered an “Independent Director” for purposes of this Agreement. Directors appointed pursuant to this Section 1(c)(i) may only be removed with the mutual consent of the Tiptree Investors and the Warburg Investors. The parties hereto hereby acknowledge and agree that the approval of the Related Party Transaction Committee shall be required for Tiptree or its Affiliates to invest in or acquire the assets of Tiptree or any of its Affiliates (other than the Group Companies) on behalf of, or for the benefit of, the Company or its Subsidiaries, or to sell or transfer to the Company or its Subsidiaries any assets or equity of or held by Tiptree or any of its Affiliates (other than the Group Companies), or have any investments held by or for the benefit of the Company or its Subsidiaries sold or transferred to Tiptree or its Affiliates (other than the Group Companies) in each case, under any investment advisory agreement, investment management agreement or similar agreement.
(ii)The audit committee (the “Audit Committee”) consisting of one (1) Independent Director, which shall initially be John Hendrickson (who will, initially, serve as the chairman of the Audit Committee), and at least one (1) of the Warburg Directors and one (1) of the Tiptree Directors. The Audit Committee shall select the Company’s auditor, review accounting and internal reporting policies, along with such other duties as are commonly designated to such a committee; provided that, prior to the Initial Public Offering (as defined below), for as long as the Tiptree Investors own at least five percent (5%) of the issued and outstanding Common Stock (on an As Converted Basis), the Audit Committee may not select an auditor other than Tiptree Inc.’s auditor without the prior written consent of the Tiptree Investors (not to be unreasonably withheld, conditioned or delayed), unless such auditor refuses to serve as the Company’s auditor. The Independent Director appointed pursuant to this Section 1(c)(ii) may only be removed with the mutual consent of the Tiptree Investors and the Warburg Investors.
(iii)The risk committee (the “Risk Committee”) consisting of one (1) Independent Director, which shall initially be Sean Sweeney (who will, initially, serve as the chairman of the Risk Committee), and at least one (1) of the Warburg Directors and one (1) of the Tiptree Directors. The Risk Committee shall have oversight responsibilities to assure that the Company maintains adequate policies, controls, and practices, along with such other duties as are commonly designated to such a committee. The Risk Committee shall be authorized to establish a underwriting and product subcommittee that will report to the Risk Committee. The Independent Director appointed pursuant to this Section 1(c)(iii) may only be removed with the mutual consent of the Tiptree Investors and the Warburg Investors.

(d)Directors of Subsidiaries. In the event that a director, officer, employee or designee of Tiptree or its Affiliates is a member of a board of directors, or similar governing body, of a Subsidiary of the Company, then Tiptree shall notify the Warburg Investors thereof and promptly after the request thereof by the Warburg Investors at any time and from time to time, the Company, shall appoint at least one (1) Warburg Director to that Subsidiary’s board of directors (or comparable governing body), unless otherwise prohibited by law or applicable rules or regulations of any stock exchange or automated dealer quotation system on which the Common Stock is listed. Such designee(s) shall have the same right to participate on committees of the board of directors (or comparable governing body) of such Subsidiaries as such designees have pursuant to Section 1(c). Notwithstanding anything to the contrary contained herein, the size of the board of directors or managers of each Subsidiary of the Company, if any, shall not be larger than the size of the Board.
(e)No Exclusive Duty to Company.
(i)In recognition that each of the Warburg Investors and the Tiptree Investors currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which such Investors (or one or more of their Affiliates, associated investment funds, portfolio companies or employees) may serve as an advisor, a director or in some other capacity, and in recognition that such Investors (or one or more of their respective Affiliates, associated investment funds, portfolio companies or employees) may have a myriad of duties to various investors and partners, and in anticipation that the Company, on the one hand, and such Investor (or one or more Affiliates, associated investment funds, portfolio companies or employees), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company hereunder and in recognition of the difficulties which may confront such Investors who desire and endeavor fully to satisfy their respective duties, in determining the full scope of such duties in any particular situation, the provisions of this Section 1(e) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve the Warburg Investors and the Tiptree Investors (as applicable).
(ii)In furtherance and without limiting the foregoing, the Warburg Investors and the Tiptree Investors shall each have the right:
(A)to directly or indirectly engage in or invest in any business (including any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its Subsidiaries);
(B)to directly or indirectly do business with any client or customer of the Company or any of its Subsidiaries;
(C)subject to Section 4, to take any other action that the Warburg Investors or the Tiptree Investors (as applicable) believe is necessary to or appropriate to fulfill its obligations as described in Section 1(e)(i); and
(D)not to present potential transactions, matters or business opportunities to the Company or any of its Subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.
(iii)Neither the Warburg Investors, the Tiptree Investors nor any of their respective Affiliates, associated investment funds, portfolio companies or employees shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Subsidiaries or to refrain from any actions specified in Section 1(e)(i), and the Company, on its own behalf and on behalf of its Subsidiaries, hereby renounces and waives any right to require the Warburg Investors, the Tiptree Investors or their respective Affiliates, associated investment funds, portfolio companies or employees to act in a manner inconsistent with the provisions of Section 1(e)(i).
(iv)Neither the Warburg Investors, the Tiptree Investors nor any of their respective Affiliates, associated investment funds, portfolio companies and employees shall be liable to the Company or any of its Subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in Section 1(e)(i) or the participation therein by the Warburg Investors, the Tiptree Investors or any of their respective Affiliates, associated investment funds, portfolio companies or employees.
(v)For the avoidance of doubt, the provisions of this Section 1(e) do not supersede or otherwise limit (and shall be in addition to) any of the provisions set forth in the organizational or constitutive documents of the Company or any of its Subsidiaries in respect of the subject matter hereof.
(f)Indemnification, Expense Reimbursement and Other Rights.
(i)In addition to any other indemnification rights the Tiptree Directors, the Warburg Directors, the Independent Directors or the CEO Director, if any (the “Directors” and each, a “Director”), have pursuant to the Certificate of Incorporation, the Bylaws and any agreement with the Company, each Director shall have the right to enter into, and the Company agrees to enter into, an indemnification agreement with each such Director, which indemnification agreement shall be reasonably acceptable to the Company and consistent with indemnification agreements customarily entered into between companies and their independent board members. The Company shall reimburse the reasonable expenses incurred by the Directors in connection with attending (whether in person or telephonically) all meetings of the Board, the board of directors or managers of the Company’s director or indirect Subsidiaries or committees thereof or other Company-related meetings to the same extent as all other members of the Board are reimbursed for such expenses (or, in case any such expense reimbursement policy shall apply only to non-employee directors, to the same extent as all other non-employee directors). The Company shall maintain director and officer insurance covering the Directors on the same terms and with the same amount of coverage as is provided to other members of the Board. Following the Initial Public Offering, each Tiptree Director and Warburg Director shall be entitled to the same equity grants and other stock incentives and the same Board and committee fees, in each case, if any.
(ii)The Company agrees that if Warburg Pincus LLC or any of its Affiliates (collectively, the “Warburg Pincus Entities”) or Tiptree Inc. or any of its Affiliates (collectively, the “Tiptree Entities”), directly or indirectly, provides any advisory, monitoring, consulting or other similar services to the Company and/or any of its Subsidiaries, except as may be set forth in a written agreement between the Warburg Pincus Entities and the Company or its Subsidiaries, or the Tiptree Entities and the Company or its Subsidiaries, as applicable, (A) neither the Warburg Pincus Entities nor the Tiptree Entities (as applicable) shall be liable to the Company or any of its Subsidiaries or Affiliates for any loss, liability, damage or expense arising from or in connection with any services provided by the Warburg Pincus Entities or the Tiptree Entities (as applicable), except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by any Warburg Pincus Entity or any Tiptree Entity (as applicable) and (B) the Company shall, at its own cost and expense, defend, indemnify and hold harmless the Warburg Pincus Entities and the Tiptree Entities (as applicable) from and against any and all loss, liability, damage or expenses arising from any claim by any Person with respect to, or in any way related to, any services provided by the Warburg Pincus Entities and the Tiptree Entities (as applicable) (including reasonable attorneys’ fees), except to the extent a court of competent jurisdiction has determined by entry of a final and non-appealable judgment to have resulted by fraud or willful misconduct by any Warburg Pincus Entity or any Tiptree Entity (as applicable).
(g)Certain Protective Covenants. For so long as the Warburg Investors or the Tiptree Investors, as applicable, collectively Own at least five percent (5%) of total Shares outstanding (on an As Converted Basis), the Company shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth on Schedule II, or enter into any agreement, arrangement or understanding to effect any such actions, without the written consent or affirmative vote of each of the Majority Warburg Investors and the Majority Tiptree Investors (as applicable), given in writing or by vote at a meeting (in addition to any other vote required by law, the organizational documents of the Company or such Subsidiary or this Agreement), and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force and effect; provided that the consent of the Majority Tiptree Investors shall not be required with respect to any transaction involving Tiptree or its Affiliates set forth in clause 7 of Schedule II. Notwithstanding the foregoing, from time to time, each of the Company and the Tiptree Investors may provide services, office space, software, services of third parties, facilities, and/or supplies to the other party and their Affiliates, in each case, consistent with past practice (collectively, the “General Services”) as shall reasonably be requested by such other party without the need for written consent or an affirmative vote pursuant to the foregoing sentence, or by the Related Party Transaction Committee. The parties hereto will establish the cost allocation methods and procedures for the allocation of the fees, costs and expenses of the General Services consistent with past practices (provided that in no event shall such methods result in an allocation that is worse to any party than those obtainable on arm’s-length terms) related to such personnel, services, office space, software, services of third parties, facilities, and/or supplies.
2.TRANSFER OF STOCK.
(a)Transfer Restrictions.
(i)Tiptree Investors. Until the earliest of (A) the Initial Public Offering and (B) the closing of a Deemed Liquidation Event, no Tiptree Investor shall directly or indirectly Transfer any Shares without the prior written consent of the Majority Warburg Investors, which consent may be withheld in their sole discretion; provided, however, that a Tiptree Investor shall be permitted (subject to Section 1(g)) to Transfer any Shares Owned by such Tiptree Investor without the consent of the Majority Warburg Investors: (1) in accordance with Section 2(b), Section  2(c) or Section 2(d); (2) pursuant to a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution (and any Transfer of Shares upon exercise of any remedies in connection therewith); or (3) to Permitted Transferees made in compliance with this Agreement.
(ii)Warburg Investors. Until the earliest of (A) the Initial Public Offering, (B) the closing of a Deemed Liquidation Event and (C) the Exit Event Triggering Date, no Warburg Investor shall directly or indirectly Transfer any Shares without the prior written consent of the Tiptree Investors, which consent may be withheld in their sole discretion; provided, however, that a Warburg Investor shall be permitted to Transfer any Shares Owned by such Warburg Investor without the consent of the Majority Tiptree Investors: (1) pursuant to Section 2(b), Section 2(c) or Section 2(d); (2) pursuant to a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution (and any Transfer of Shares upon exercise of any remedies in connection therewith); (3) to Permitted Transferees made in compliance with this Agreement; and (4) pursuant to the terms of a Deemed Liquidation Event.

(iii)Other Investors. Until the earlier of (I) the Initial Public Offering and (II) the closing of a Deemed Liquidation Event, no Other Investor shall directly or indirectly Transfer any Shares without the prior written consent of the Board (and, in the case of a Transfer to a Tiptree Investor, Warburg Investor or their respective Affiliates, the applicable consent contemplated by clause (2) below), which consent may be withheld in its sole discretion; provided, however, that an Other Investor shall be permitted to Transfer any Purchased Equity Shares Owned and Granted Equity Shares (but only to the extent vested) Owned by such Other Investor without the consent of the Board: (1) pursuant to Section 2(b), Section 2(c) or Section 2(d); (2) with the consent of the Warburg Investors, to a Tiptree Investor or its Affiliates or, with the consent of the Tiptree Investors, to a Warburg Investor or its Affiliates; or (3) to the Company in connection with repurchases of Purchased Equity Shares and Granted Equity Shares from employees, officers, directors, consultants or other persons who performed services for the Company or any Subsidiary in connection with a termination of employment of any such person with the Company or any of its Subsidiaries for any reason (including death or disability) (a “Termination”) or other cessation of such employment or service or in connection with a breach of a restrictive covenant, to the extent made pursuant to an agreement entered into between the Company and such Person in the ordinary course; (4) to Permitted Transferees made in compliance with this Agreement; and (5) pursuant to the terms of a Deemed Liquidation Event. Without limiting the foregoing, with respect to any Other Investor holding Granted Equity Shares, such holder shall also be subject to the transfer and other restrictions applicable to such Granted Equity Shares, including with respect to transfer restrictions following the Initial Public Offering.
(iv)Notwithstanding anything in this Agreement to the contrary, any Transfer or attempt to Transfer any Shares not in compliance with this Agreement shall be null and void and have no force or effect, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such Transfer or attempted Transfer. The parties hereto acknowledge that the transfer restrictions contained herein are reasonable and in the best interests of the Company.
(v)The Transfer restrictions in this Agreement may not be avoided by doing indirectly what is prohibited to be done directly, including by the holding of Shares directly or indirectly through a Person that can itself be sold to dispose of (or otherwise transfer the economic benefit of) an interest in Shares or Share Equivalents free of such restrictions.
(vi)Transfers by Permitted Transferees. A Permitted Transferee of Shares of an Investor pursuant to this Agreement may subsequently Transfer his, her or its Shares only to the Investor who Transferred such Shares to the Permitted Transferee or to a Person that is a Permitted Transferee of such Investor that originally transferred such shares to the Permitted Transferee. Each Permitted Transferee of any Investor to which Shares are Transferred shall, and such Investor shall use reasonable best efforts to cause such Permitted Transferee to, promptly Transfer back to such Investor (or to another Permitted Transferee of such Investor) the Shares it acquired from such Investor if such Person who was a Permitted Transferee ceases to be a Permitted Transferee of such Investor.
(vii)Transfers – Generally. No Transfer of Shares Owned by any Investor may be made by such Investor unless (A) as a condition precedent to the Transfer, the Transferee (if not already party to this Agreement) has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement substantially in the form attached as Exhibit A hereto (a “Joinder Agreement”) and have the same rights and obligations of such transferring Investor (including if the Investor is a Tiptree Investor or a Warburg Investor the same rights and obligations as the Tiptree Investors and the Warburg Investors, as applicable, hereunder) (other than if (1) the Transfer is conducted pursuant to and in accordance with Section 2(c), or (2) the Transfer is to the Company), and (B) the Transfer

complies in all respects with the applicable provisions of this Agreement and any employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program governing any Shares owned by such Investor. For the avoidance of doubt, the transfer restrictions contained in this Agreement shall be in addition to and shall not limit in any way the transfer restrictions contained in any employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program governing any Shares owned by such Investor.
(b)Tag-Along Rights.
(i)Until the time of a Qualified Public Offering and subject to (and, as applicable, following compliance with) Section 2(a), Section 2(c) and Section 2(d), in the event that the Tiptree Investors and their Affiliates (the “Selling Investor”) intend to Transfer any Shares Owned by such Investor (other than Transfers to any Permitted Transferee or to the Company) in a Transfer that is permitted pursuant to the terms of this Agreement (the “Tag-Along Stock”), such Selling Investor shall notify each other Investor (collectively, the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions. Within twenty (20) Business Days of the date of such notice, each Tag-Along Investor shall have the right to notify the Selling Investor if he, she or it elects to participate in such Transfer. Any Tag-Along Investor that fails to notify the Selling Investor within such twenty (20)-Business Day period shall be deemed to have waived his, her or its rights hereunder with respect to such transfer (but not subsequent transfers). Each Tag-Along Investor that so notifies the Selling Investor shall have the right to sell, at the same price (subject to the provisions below), an amount of Shares (which, for clarity, may include Preferred Stock or Share Equivalents to the extent converted or exercised upon consummation of such sale) (excluding for purposes of this Section 2(b) any Granted Equity Shares (whether or not vested)) equal to the Shares the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Shares Owned (excluding any Granted Equity Shares (whether or not vested)) by such Tag-Along Investor (calculated on an As Converted Basis) and the denominator of which shall be the aggregate number of Shares Owned (excluding any Granted Equity Shares (whether or not vested)) by the Selling Investor and each Tag-Along Investor exercising his, her or its rights under this Section 2(b) (calculated on an As Converted Basis); provided that, in the event that the Transfer of Shares proposed by the Selling Investor would result in a Change of Control of the Company, the Warburg Investors shall have the right (but not the obligation) to sell all of Shares then-Owned by the Warburg Investors.
(ii)The provisions of this Section 2(b) shall not apply to a sale or other Transfer pursuant to which the Triggering Stockholders (as defined below) have exercised their Drag-Along Rights set forth herein or sale or other Transfer pursuant to an Initial Public Offering.
(iii)Conditions. Notwithstanding the foregoing, any Transfer in respect of which a Tag-Along Investor exercises its rights under this Section 2(b) must provide that:
(A)any representations and warranties to be made by such Investor in connection with such Transfer are limited to representations and warranties related to organization, authority, ownership and the ability to convey title to such Shares (including any Share Equivalents), due execution and enforceability of transaction documents, non-contravention and no conflicts, governmental approvals, no brokers and no litigation relating to the transaction;
(B)the Investor shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with such Transfer, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company, as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), except that the liability for claims related to breaches of such Investor’s representations, warranties and covenants or fraud by such Investor shall only be borne by such Investor (except to the extent of any such escrow);
(C)the liability for indemnification, damages or other remedies, if any, of such Investor in any such transaction and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company, as well as breach by any stockholder of any of the identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Investor in connection with such transaction (subject to and taking into account any liquidation preference provisions of the Certificate of Incorporation), except that the liability for claims related to breaches of such Investor’s representations, warranties and covenants or fraud by such Investor shall only be borne by such Investor (except to the extent of any such escrow);
(D)subject to Section 2(b)(ii), the Investors will receive the same form of consideration in such Transfer and if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of such Transfer, all holders of the same class or series of capital stock will be given the same option; provided, however, that nothing in this Section 2(b)(iii)(D) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders; provided, further that an Investor that is an employee of the Company or its Subsidiaries may be given an option to receive securities in lieu of cash consideration in a “rollover transaction” without offering the same to other Investors as long as such securities are of an equivalent value at the closing of such Transfer as the consideration paid to the other Investors; and
(E)notwithstanding anything to the contrary in the foregoing, no Tiptree Investor or Warburg Investor, shall be required to make any non-compete with respect to such Transfer.
(c)Drag Along Rights.
(i)Subject to Section 2(d), if at any time and from time to time after June 21, 2028 and prior to a Qualified Public Offering, the Tiptree Investors and their Affiliates, on the one hand, or the Warburg Investors and their Affiliates, on the other hand (in each case, the “Triggering Stockholders”), desire to (A) Transfer in a bona fide arm’s-length sale all of their Shares to any Person or Persons who are not Affiliates of the Company or the Triggering Stockholders, (B) approve any merger of the Company with or into any other Person who is not an Affiliate of the Company or the Triggering Stockholders that would constitute a Deemed Liquidation Event, or (C) approve any sale of all or substantially all of the Company’s assets to any Person or Persons who are not Affiliates of the Company or the Triggering Stockholders (for purposes of this Section 2(c), such Person or Persons are referred to as the “Proposed Transferee” and any such transaction, a “Drag-Along Sale”), the Triggering Stockholders shall have the right (for purposes of this Section 2(c), the “Drag-Along Right”), but not the obligation (I) in the case of a Transfer of the type referred to in clause (A) above, to require each other Investor to sell to the Proposed Transferee all of such Investor’s Shares (for clarity, excluding the Warrants and the Additional Warrants (as defined in the Purchase Agreement)) for the Per Share

Drag-Along Purchase Price (as defined below), or (II) in the case of a merger or sale of assets or other Deemed Liquidation Event referred to in clause (B) or (C) above, to require each other Investor to vote (or act by written consent with respect to) all Shares then Owned by such other Investor in favor of such Drag-Along Sale and to waive (and each hereby does waive) any dissenters’ rights, appraisal rights or similar rights such Investor may have under applicable law in connection with a Drag-Along Sale. Each Investor agrees to take all steps reasonably necessary to enable such Investor to comply with the provisions of this Section 2(c) to facilitate the Triggering Stockholders’ exercise of a Drag-Along Right and to reasonably cooperate with the Triggering Stockholder in connection therewith. As used herein, “Per Share Drag-Along Purchase Price” means: (x) to the extent that an Investor subject to the Drag-Along Right is selling the same security being sold by the Triggering Stockholders, the same consideration per share for such security as is proposed to be received by the Triggering Stockholders (less, in the case of Share Equivalents, the exercise price for such Share Equivalents), including equivalent rights to receive (when and if paid) a proportionate share of any deferred consideration, earn-out or escrow funds that may become available to the Triggering Stockholders in connection with the proposed transaction; and (y) to the extent that an Investor subject to the Drag-Along Right is selling Shares or Share Equivalents other than the securities being sold by the Triggering Stockholders, the Per Share Drag-Along Purchase Price for each such different Share or Share Equivalent, shall be equal to the implied value of such different Share or Share Equivalent (less, in the case of Share Equivalents, the exercise price for such Share Equivalents) determined by reference to the per share price being paid for the Shares being sold by the Triggering Stockholders and after giving effect to all amounts payable to the holders of Preferred Stock prior and in preference to the Common Stock pursuant to the liquidation preference provisions of the Certificate of Incorporation (for clarity, the holders of Preferred Stock shall be entitled to receive at least their liquidation preference pursuant to the Certificate of Incorporation in priority to any amounts to be received by any other holders of Shares); provided, however, that if the per share price being paid for the Shares includes any rights to receive a proportionate share of any deferred consideration, earn-out or escrow funds that may become available to the Triggering Stockholders in connection with the Drag-Along Sale, such amounts shall be considered when determining the implied equity price of each Share of Common Stock or Preferred Stock, as applicable, but any portion of such amount included in the implied equity price of each Share of Common Stock shall not be paid to the Investors selling Common Stock unless and until the portions of such amount included in the price per share being paid for the Preferred Stock are paid to the holders of the Preferred Stock and only to the extent that the holders of the Preferred Stock have received all amounts payable to the holders of Preferred Stock prior and in preference to the Common Stock pursuant to the liquidation preference provisions of the Certificate of Incorporation. Notwithstanding the foregoing, in no event will the Warburg Investors be obligated to sell their Shares pursuant to a Drag-Along Right by another party if the form of consideration payable in connection with such a sale consists of anything other than cash or New York Stock Exchange or the NASDAQ Stock Market listed publicly-traded shares of common stock.
(ii)To exercise a Drag-Along Right, the Triggering Stockholders shall give each Investor a written notice (for purposes of this Section 2(c), a “Drag-Along Notice”) containing the proposed Per Share Drag-Along Purchase Price for each security proposed to be sold, terms of payment and other material terms and conditions of the Proposed Transferee’s offer at least twenty (20) Business Days prior to the consummation of such transaction. Each Investor shall thereafter be obligated to sell or vote (or act by written consent with respect to) all Shares (including any Share Equivalents) Owned by such Investor, provided that if the sale to the Proposed Transferee is consummated within one hundred twenty (120) days of delivery of the Drag-Along Notice, subject to reasonable extensions of time for up to an additional 120-day period as necessary to obtain any approvals or authorizations that are required under applicable laws, then each Investor shall no longer be obligated to sell such Shares Owned by such Investor pursuant to that specific Drag-Along Right unless a new Drag-Along Notice is delivered and in any event shall remain subject to the provisions of this Section 2(c).
(iii)Each Investor shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Triggering Stockholders or the Company in order to carry out the terms and provisions of this Section 2(c). At the closing of the proposed transaction, each Investor shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Shares which the Investor Owns and is Transferring pursuant to such transaction (or affidavit of loss, if applicable, in form and substance reasonably satisfactory to the Board), together with executed stock powers or other instruments of transfer acceptable to the Triggering Stockholders.
(iv)Notwithstanding anything contained in this Section 2(c), in the event that all or a portion of the Per Share Drag-Along Purchase Price consists of securities and the sale of such securities to the Investors would require (A) either a registration under the Securities Act which has not already been made or will not be made in connection with the transaction, or (B) the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Triggering Stockholders, any one or more of the Investors may receive, in lieu of such securities, the Fair Market Value of some or all of such securities in cash, as determined in good faith by the Board.
(v)The Company agrees to reasonably cooperate with the Triggering Stockholders and any proposed transferee, and their respective advisors, to facilitate and effect any Drag-Along Sale and, upon the request of any Triggering Stockholder, subject to any proposed transferee executing a reasonably satisfactory confidentiality agreement with the Company, the Company will, and will cause its and its Subsidiaries’ employees and personnel to, use its and their reasonable best efforts to facilitate and support any due diligence process being undertaken in connection with such proposed Drag-Along Sale.  In furtherance and not in limitation thereof, if requested by the Triggering Stockholder: (i) the Company will promptly engage, on customary terms (including customary indemnification from the Company), a nationally recognized investment banking firm selected by the Triggering Stockholder to provide financial advisory services to the Company and the Company shall pay the fees and expenses of such investment banking firm and (ii) the Company will enter into a definitive agreement with the proposed transferee(s) providing for such Drag-Along Sale and make and agree to representations, warranties, covenants and indemnities and other similar agreements that are reasonable and customary for negotiated transactions of the type contemplated by such Transfer.
(vi)All reasonable costs and expenses incurred by the Triggering Stockholder in connection with any proposed Drag-Along Sale (whether or not consummated), shall be borne by the Company.
(vii)Exceptions. Notwithstanding the foregoing, an Investor will not be required to comply with the provisions of this Section 2(c) unless:
(A)any representations and warranties to be made by such Investor in connection with any transaction proposed to be subject to the Drag-Along Right are limited to representations and warranties related to organization, authority, ownership and the ability to convey title to such Shares (including any Share Equivalents), due execution and enforceability of transaction documents, non-contravention and no conflicts, governmental approvals, no brokers and no litigation relating to the transaction;

(B)the Investor shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with any transaction proposed to be subject to the Drag-Along Right, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company, as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);
(C)the liability for indemnification, damages or other remedies if any, of such Investor in any such transaction and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company, as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Investor in connection with such transaction (subject to and taking into account any liquidation preference provisions of the Certificate of Incorporation), except that the liability for claims related to breaches of such Investor’s representations, warranties and covenants or fraud by such Investor shall only be borne by such Investor (except to the extent of any such escrow);
(D)subject to Section 2(c)(iv), the Investors will receive the same form of consideration in such Transfer and if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of any transaction proposed to be subject to the Drag-Along Right, all holders of the same class or series of capital stock will be given the same option; provided, however, that nothing in this Section 2(c)(vii)(D) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders; provided, further that an Investor that is an employee of the Company or its Subsidiaries may be given an option to receive securities in lieu of cash consideration in a “rollover transaction” without offering the same to other Investors, as long as such securities are of an equivalent value at the closing of the Drag-Along Sale as the consideration paid to the other Investors; and
(E)notwithstanding anything to the contrary in the foregoing, no Tiptree Investor or Warburg Investor shall be required to make any non-compete with respect to any transaction proposed to be subject to the Drag-Along Right.
(viii)Grant of Irrevocable Proxy. Each Other Investor, hereby grants to the Triggering Stockholder such Other Investor’s proxy, and appoints the Triggering Stockholders, or any designee or nominee of the triggering stockholders, as such Investor’s attorney-in-fact (with full power of substitution and resubstitution), for and in its name, place and stead, (i) to vote or act by written consent with respect to the Shares (including any Purchased Equity Shares or Granted Equity Shares) now or hereafter Owned by such Other Investor (or any Transferee thereof) (including the right to sign his, her or its name to any consent, certificate or other document relating to the Company that applicable law may require) in connection with any and all matters contemplated by this Section 2(c) or (ii) to take any and all reasonable action necessary to sell or otherwise Transfer any Shares (including any Purchased Equity Shares or Granted Equity Shares) Owned by such Investor as contemplated by this Section 2(c) hereof. This proxy is coupled with an interest and shall be irrevocable, and each such Other Investor will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and, except with respect to any other proxy given by the Other Investor to the Company or the Triggering Stockholders (or pursuant to the purchase agreement), hereby revokes any proxy previously granted by such Other Investor with respect to such Other Investor’s Shares. In the event that the proxy granted in this Section 2(c)(viii) is inconsistent with the terms of any other proxy granted by an Other Investor to the Triggering Stockholders or any other Person, including pursuant to any stock incentive or other equity compensation plan of the Company, then the terms of the proxy granted in this Section 2(c)(viii) shall govern. In the event that any or all provisions of this Section 2(c)(viii) are determined to be unenforceable, each Other Investor will enter into a proxy that, to the fullest extent permitted by applicable law, preserves the intent and provides the Triggering Stockholders substantially the same benefits of this Section 2(c)(viii).
(d)Right of First Offer.
(i)If either the Tiptree Investors or the Warburg Investors or their respective Permitted Transferees (each, a “Transferor”) intends to Transfer any Shares Owned by the Transferor (other than Transfers described in Section 2(a)(i)(2), Section 2(a)(ii)(2) or Section 2(c)) in a Transfer permitted pursuant to the terms of this Agreement, the Transferor shall first provide written notice (the “Transfer Notice”) to the Warburg Investors or the Tiptree Investors, respectively (collectively, the “Non-Transferring Investors”) of its bona fide intention to Transfer such number of Shares (the “Offered Shares”) set forth in the Transfer Notice. A Transfer Notice may be given prior to the time a Transfer would be permitted in accordance with this Agreement, but no earlier than 90 days prior to such time.
(ii)One or more Non-Transferring Investors may (but are not obligated to) offer to purchase all or any portion of the Offered Shares at a price and on other terms set forth in a written notice (the “Offer Notice”) delivered to the Transferor(s) within thirty (30) days after receipt of the Transfer Notice (the “ROFO Option Period”). Any Offer Notice that is delivered shall be a legally binding and irrevocable offer by the Non-Transferring Investor delivering such Offer Notice (each such Non-Transferring Investor, a “ROFO Joining Investor”) to purchase such amount of the Offered Shares at the price and on the terms set forth in such Offer Notice, capable of being accepted by the applicable Transferor within thirty (30) days from the receipt of the Offer Notice. If a Transferor accepts any such offer, then the Transferor and the applicable ROFO Joining Investors shall negotiate in good faith to consummate such Transfer within thirty (30) days of such acceptance.
(iii)If (x) the Transferor rejects (or fails to timely accept) the Offer Notices received, (y) no ROFO Joining Investors delivers any Offer Notices or (z) the Transferor accepts an Offer Notice and definitive agreements to effect such Transfer are not entered into within thirty (30) days following such acceptance or such agreement is entered into and is not timely consummated in accordance with the terms thereof, then within one hundred twenty (120) days (provided that if a definitive agreement to effect such transfer is entered into within such 120-day period, then the Transferor shall have 180 days to consummate such transaction from entry into such definitive agreement, with an additional 180 days for any approvals or authorizations that are required under applicable laws) of (1) the receipt of the Offer Notices, if delivered, (2) the expiration of the ROFO Option Period or (3) solely in the case of clause (z), from the expiration of the time to enter into or consummate such Transfer, then, subject to compliance with all other applicable provisions of this Agreement, the Transferor may sell all, or any portion, of the Offered Shares to any Person not engaged in a Competing Business; provided that (A) solely in the event the ROFO Joining Investors collectively timely deliver Offer Notices with respect to all (but not less than all) of the Offered Shares, such Transfer may only be for a per Share amount equal to or greater than the lowest price per Share set forth in the Offer Notices and otherwise no less favorable to the Transferor than those offered in the Offer Notices and (B) solely in the event one or more ROFO Joining Investors timely deliver an Offer Notice, which Offer Notices are collectively with respect to less than all of the Offered Shares, such Transfer is not required to be for a per Share amount equal to or greater than the lowest price set forth in the Offer Notice if the acquirer acquires at least five percent (5%) more Offered Shares than offered collectively by the ROFO Joining Investors.

(iv)If the Transferor does not consummate the Transfer of any of the Offered Shares in accordance with this Section 2(d) within such one hundred twenty (120)-day period (provided that if a definitive agreement to effect such transfer is entered into within such 120-day period, then the Transferor shall have 180 days from entry into such definitive agreement to consummate such transaction, with an additional 180 days for any approvals or authorizations that are required under applicable laws), then the Transferor may not Transfer such Offered Shares unless it sends a new Transfer Notice and once again complies with the provisions of this Section 2(d) with respect to such Offered Shares.
(v)Each ROFO Joining Investor may assign all or any portion of its rights under this Section 2(d) to any of its Permitted Transferees.
(vi)For the avoidance of doubt, the provisions of this Section 2(d) shall not apply to a Transfer of Shares which is to a Permitted Transferee, and shall terminate and be of no further force or effect following an Initial Public Offering. Nothing herein shall limit the rights of any Investor pursuant to Section 2(b).
(e)Preemptive Rights.
(i)If at any time on or after the date hereof and prior to the Initial Public Offering, subject to compliance with Section 1(g), the Company or its Subsidiaries proposes to issue (x) equity securities of any kind (for purposes of this Section 2(e), the term “equity securities” shall include any warrants, options or other rights to acquire equity securities or debt securities convertible into equity securities) of the Company or (y) debt securities of any kind to which any Tiptree Investor or any of their Affiliates subscribe (in each case, other than the issuance of securities (A) upon conversion of the Preferred Stock pursuant to the Certificate of Incorporation, or exercise of the Warrants, (B) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (C) pursuant to the acquisition of another Person (not affiliated with any Tiptree Investor) by the Company or any Subsidiary, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, provided that such acquisition has been approved by the Board, and such securities are being issued as consideration for the transaction and not in connection with financing the transaction, (D) pursuant to an employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program, in each case, approved by the Board, (E) upon conversion or exercise of any security convertible into or exercisable for any equity securities, provided that such convertible or exercisable security that were issued in accordance with the terms of this Agreement, (F) to vendors, lenders and customers of and consultants to the Company or any Subsidiary or in connection with a strategic partnership (provided that such securities are (1) being issued as consideration for the strategic partnership and not in connection with financing the strategic partnership, (2) being issued to the Company or another wholly owned Subsidiary of the Company by a wholly owned Subsidiary of the Company), in each case, to the extent such issuance has been approved by the Board, (G) immaterial issuances by Subsidiaries of the Company, solely to the extent such issuance is required by applicable law, (H) by reason of a dividend, stock split or other distribution on shares of Common Stock, (I) to any Investor that is an employee of the Company or its Subsidiaries, pursuant to the terms of any employment or similar agreement between the Company and such Investor to the extent such employment or similar agreement was approved by the Board or (J) pursuant to the Purchase Agreement), then, subject to the provisions set forth below, as to each Qualified Investor and, in the case of any issuance to a Qualified Investor, each Other Investor (other than any such Other Investor that cannot demonstrate to the Company’s reasonable satisfaction that such Other Investor is at the time of the proposed issuance of such securities an “accredited investor” as such term is defined in Regulation D of the Securities Act) (each a “Preemptive Right Investor”), the Company shall:

(A)give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest or dividend rate and maturity; (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as a Preemptive Right Investor may reasonably request in order to evaluate the proposed issuance; and
(B)offer to issue to each such Preemptive Right Investor for the same price (it being agreed that if such price was to be paid not in cash, the Preemptive Right Investors may pay for such Proposed Securities in cash equal to the Fair Market Value thereof) a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock Owned by such Preemptive Right Investor as a result of Purchased Equity Shares (excluding, for the sake of clarity, any Granted Equity Shares, whether or not vested), determined on an As Converted Basis, by (y) the total number of shares of Common Stock then outstanding on an As Converted Basis (such portion of Proposed Securities in respect of Preemptive Right Investor, such Preemptive Right Investor’s “Full Allotment”); provided that in the case of issuance by a non-wholly owned Subsidiary of the Company, the Full Allotment shall be further multiplied by the direct or indirect ownership percentage of the Company of such Subsidiary.
(ii)Each such Preemptive Right Investor may exercise his, her or its purchase rights hereunder by delivering an irrevocable written notice to the Company within twenty (20) Business Days after receipt of such notice from the Company, which notice shall state the dollar amount of Proposed Securities such Preemptive Right Investor would like to purchase up to a maximum amount equal to such Preemptive Right Investor’s Full Allotment, plus the additional dollar amount of the Proposed Securities such Preemptive Right Investor would like to purchase in excess of its Full Allotment (the “Over-Allotment Amount”), if any, if other Preemptive Right Investors do not elect to purchase their full allotment of the Proposed Securities. The right of each Preemptive Right Investor to purchase Proposed Securities in excess of its Full Allotment shall be apportioned based on the relative Full Allotments of those Preemptive Right Investors desiring Over-Allotment Amounts (as indicated in such irrevocable written notice). To the extent that the Company offers two or more securities to all prospective purchasers in a proposed issuance in units, such as convertible notes coupled with attached warrants (and only in such units), such Preemptive Right Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.
(iii)Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that such Preemptive Right Investors have not elected to purchase during the one hundred twenty (120) days following such expiration on terms and conditions not more favorable, taken as a whole (but with aggregate economic terms not more favorable), to the purchasers thereof than those offered to such Preemptive Right Investors. Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to such Preemptive Right Investors pursuant to this Section 2(e).
(iv)Except as set forth in Section 2(e)(iii), the election by a Preemptive Right Investor not to exercise such Preemptive Right Investor’s subscription rights under this Section 2(e) in any one instance shall not affect such Preemptive Right Investor’s right (other than in respect of a reduction in such Preemptive Right Investor’s percentage holdings) as to any subsequent proposed issuance subject to this Section 2(e). If the Board determines in good faith that it is in the best interest of the Company to sell the Proposed Securities to one or more Tiptree Investors or their respective Affiliates, the Company shall be permitted to sell such Proposed

Securities to such Tiptree Investors and/or their respective Affiliates without first complying with Section 2(e)(i), provided that promptly following such sale, the Company permits each other Preemptive Right Investor having rights under this Section 2(e) to purchase such Preemptive Right Investor’s proportionate amount of such Proposed Securities in the manner contemplated by this Section 2(e); provided, further, that in the event the Company desires to sell such Proposed Securities to a Tiptree Investor or its Affiliates in reliance on this Section 2(e)(iv), then such Proposed Securities may only be sold to such Tiptree Investor or its Affiliates if they are concurrently offered to be sold to the Warburg Investors. Following the issuance of any Proposed Securities to such Tiptree Investors and/or their respective Affiliates and prior to the issuance of the Proposed Securities to any other Preemptive Right Investor in accordance with this Section 2(e)(iv), the Company shall not set a record date for any meeting or dividend, shall not permit any stockholder action by written consent to be taken, shall not convene any meeting of the stockholders and shall not take any other action, in each case, the result of which could reasonably be expected to be influenced by a decision of a Preemptive Right Investor to purchase any Proposed Securities.
(v)Each such Preemptive Right Investor shall, if requested by the Company, execute a stockholders agreement (or consent to an amendment to this Agreement) with respect to such Proposed Securities with terms that are (to the extent practicable) substantially equivalent to, mutatis mutandis, the terms of this Agreement. If any Subsidiary of the Company offers any additional equity securities (“New Subsidiary Securities”) to any Person (other than to the Company or any Subsidiary, directly or indirectly, wholly owned by the Company), then this Section 2(e) will apply to any such offering of New Subsidiary Securities, and each Preemptive Right Investor shall have the right to purchase a portion of such New Subsidiary Securities offered thereunder as though they were equity securities pursuant to this Section 2(e), mutatis mutandis.
(f)Exit Rights.
(i)At any time from and after the earlier of (A) June 21, 2026 and (B) the consummation of a Change of Control of Tiptree (such earlier date, the “Exit Event Triggering Date”), if a Qualified Public Offering has not been consummated prior thereto, upon a request of the Warburg Investors, the Company shall use reasonable best efforts to consummate (at the Company’s expense) a Qualified Public Offering as promptly as practicable thereafter and, in any event, prior to the twelve (12) month anniversary of such request; provided that at the request of the Warburg Investors, the Company shall take such steps as may be reasonably requested by the Warburg Investors in preparation of effecting such Qualified Public Offering six (6) months prior to the Exit Event Triggering Date (excluding, for clarity, making any public filing or otherwise making public its intention to effect a Qualified Public Offering), including engaging (at the Company’s expense) a nationally-recognized investment bank reasonably acceptable to the Warburg Investors to assist the Company in effecting a Qualified Public Offering and preparing the relevant offering documents, such that upon the Exit Event Triggering Date the Company shall be prepared to commence any applicable “road shows” or other substantive steps to effect the Qualified Public Offering. The Company shall keep the Warburg Investors reasonably apprised of the efforts to consummate such Qualified Public Offering.
(ii)In the event that the Company does not consummate a Qualified Public Offering within twelve (12) months of the Warburg Investors’ request to initiate a Qualified Public Offering pursuant to Section 2(f)(i) or at any time following a Change of Control of Tiptree, if a Qualified Public Offering has not been consummated prior thereto, upon the request of the Warburg Investors, the Board shall establish a committee of the Board, on which committee designees of the Warburg Investors shall hold a majority of the votes, and delegate to such committee customary powers, to explore strategic alternatives to the Company, including a Deemed Liquidation Event of the Company and in good faith pursue such a process, with authority to engage (at the Company’s expense) a nationally recognized investment bank to assist the Company in such process. The Company shall direct its directors, officers and employees to cooperate with such committee. The Company and the Tiptree Investors shall not be required to accept any particular proposal. Notwithstanding anything else to the contrary, in the event that the Company does not consummate a Deemed Liquidation Event within twelve (12) months of the commencement of the foregoing process, the Warburg Investors shall have the right to exercise Drag-Along Rights as Triggering Stockholders under Section 2(c). The Company shall keep the Warburg Investors reasonably apprised of the efforts to effect such a transaction.
(iii)The Tiptree Investors shall use commercially reasonable efforts to cooperate with the Warburg Investors and the Company (at the Company’s expense) in connection with any of the actions or transactions contemplated by this Section 2(f).
(g)Cooperation with Transfer. The Company agrees to reasonably cooperate with the Warburg Investors and the Tiptree Investors with respect to any proposed Transfer by such Investors, made in compliance with this Agreement, of all or a portion of the Shares Owned by such Investors, including providing financial and other information with respect to the Company to prospective investors in conducting their due diligence review and investigation and causing the officers and representatives of the Company to cooperate reasonably with such prospective investors in connection with their review and investigation, subject to any prospective investor executing a customary confidentiality agreement with the Company.
(h)Legends.
(i)The certificates evidencing the Shares acquired by the Investors will bear substantially the following legend reflecting the restrictions on the Transfer of such securities contained in this Agreement:
THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT (AS AMENDED FROM TIME TO TIME) BY AND AMONG FORTEGRA GROUP INC. AND CERTAIN INVESTORS IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT HAS BEEN FILED WITH THE SECRETARY OF FORTEGRA GROUP INC. AND IS AVAILABLE UPON REQUEST.
(ii)If any certificates representing any Shares held by an Investor do not bear substantially the foregoing legend and such legend is so required pursuant to Section 2(h) hereof, such Investor shall, as promptly as practicable after the date hereof, deliver all such certificates to the Company to enable the Company to place such legend on such certificates.
(iii)In the event that the restrictive legend set forth in Section 2(h)(i) above has ceased to be applicable to the Shares held by an Investor, the Company shall provide such Investor, at his, her or its request, with new certificates for such Shares not bearing the legend with respect to which the restriction has ceased and terminated. In connection with and following Initial Public Offering, the Company shall provide each Investor, at his, her or its request, with new certificates for all Shares held by such Investor not bearing the legend.

3.INFORMATION RIGHTS.
(a)Information Rights. The Company shall provide to each Qualified Investor the following:
(i)Quarterly Statements. As promptly as practicable after provided to the Board and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of any fiscal year), the unaudited quarterly financial statements of the Company and its Subsidiaries;
(ii)Monthly Reports. As promptly as practicable after provided to the Board and in any event within twenty (20) days after the end of each calendar month, the unaudited monthly financial reports of the Company and its Subsidiaries;
(iii)Annual Statements. As promptly as practicable after provided to the Board and in any event within one hundred ninety (190) days after the end of each fiscal year, the audited annual financial statements of the Company and its Subsidiaries;
(iv)Annual Budget. Without limiting clause (9) of Schedule II, as promptly as practicable after approval by the Board and in any event within sixty (60) days after the beginning of each fiscal year, a copy of the annual budget of the Company and its Subsidiaries for such fiscal year, in such form and containing such information as approved by the Board;
(v)Audit Reports. Promptly following receipt thereof, one copy of each audit report submitted to the Company by its independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its Subsidiaries;
(vi)Reports to Stockholders and Creditors. As promptly as practical after it is provided to the Company’s stockholders or lenders, any material report that is provided to such stockholders or lenders;
(vii)Capitalization Changes. As promptly as practical after the number of shares of Common Stock outstanding on a Fully Diluted Basis increases or decreases by more than one percent (1%), an updated capitalization table reflecting such changes; and
(viii)Requested Information and Data. As promptly as practical, such other data and information as from time to time may be reasonably requested by such Investor.
(b)Exceptions. Notwithstanding the foregoing, the Company shall have no obligation to provide the information required pursuant to this Section 3 to a Qualified Investor to the extent that such Qualified Investor and/or one of its Affiliates is (1) an employee of the Company; (2) is a Competing Business of the Company; and (3) otherwise has access to such information. Notwithstanding anything else in this Section 3 to the contrary, the Company may cease providing the information set forth in this Section 3 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement in connection with its Initial Public Offering if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(c)Inspection Rights. The Company will permit each Qualified Investor and its nominees, assignees and representatives, at such Qualified Investor’s expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine all its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with such Qualified Investor, its nominees, permitted assigns and representatives the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.
4.RESTRICTIVE COVENANTS.
(a)Non-Solicitation. For so long as any Investor holds any Shares and for the twenty-four (24) months thereafter:
(i)Such Investor shall not, and shall cause each of its Affiliates and representatives (to the extent acting on such Investor’s behalf) not to, without the prior written consent of the Company, and except, to the extent applicable, in the furtherance of such Investors duties as an employee, board member of the Company or its Subsidiaries, directly or indirectly, (i) recruit or otherwise solicit, encourage, seek to persuade or induce any employee of the Company or any of its Subsidiaries (each a “Company Employee” and collectively, the “Company Employees”) to terminate his or her employment with the Company or any of its Subsidiaries, or hire any such Company Employee, or (ii) solicit, encourage, seek to persuade or induce any independent contractor (other than any attorney, regulatory advisor, accountant, investment banker, broker or similar outside advisor, or actuary, IT service provider or cybersecurity service provider to the Company or its Affiliates) providing services to the Company or any of its Subsidiaries to terminate or diminish his or her relationship with them, or hire any such independent contractor; provided, however, that nothing in this Section 4(a) shall prohibit such Investor or any of his, her or its Affiliates or representatives from (A) conducting generalized searches for employees through the use of bona fide public advertisements in the media or any recruitment efforts conducted by any recruitment agency, in each case that are not specifically targeted at Company Employees or independent contractors of the Company or its Subsidiaries or (B) taking any of the actions otherwise restricted by this Section 4(a)(i), in respect of any Company Employee who has not been employed with the Company or its Subsidiaries at any point during the six (6)-month period preceding the taking of such action or any independent contractor who has not provided services to the Company or its Subsidiaries at any point during the six (6)-month period preceding the taking of such action.
(ii)Each Investor hereby agrees not to bring, commence or institute any action or proceeding (derivative or otherwise) in law or in equity in any court or before any governmental entity, against the Company or any of its Affiliates or any of their respective successors or assigns or any other Person challenging the validity of, or seeking to enjoin the operation of, any provision of this Section 4(a).
(iii)Each Investor acknowledges that such Investor has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon such Investor pursuant to this Section 4(a). The restrictions and covenants set forth in this Section 4(a) are in addition to any other obligations that such Investor may have to the Company and any of its Affiliates, including any obligations set forth in such Investor’s employment agreement, if applicable, with the Company or any of its Affiliates, any award agreement with respect to equity in the Company or any of its Affiliates, and any agreement entered into in connection with the Purchase Agreement. Each Investor agrees that the restraints set forth in this Section 4(a) are necessary for the reasonable and proper protection of the Company and its Affiliates and their confidential or proprietary information or data, employee, customer and supplier relations, the general goodwill of their business and other legitimate interests of the Company and its Subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent (in the case such Investor is an individual) such Investor from obtaining other suitable employment during the period in which such Investor is bound by the restraints. Each Investor acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its Affiliates and that such Investor (in the case such Investor is an individual) has sufficient assets and skills to provide a livelihood while such covenants remain in force.
(iv)Notwithstanding any provision to the contrary herein, each of the Company, the Tiptree Investors and the Warburg Investors may pursue, at their respective sole discretion, enforcement of this Section 4(a).
(b)Confidentiality of Records. During the term of this Agreement and for the twenty-four (24) months following the termination of this Agreement, each Investor agrees that (x) it will keep confidential any confidential or proprietary information that such Investor obtains in respect of the Company pursuant to Section 3 or that any Director designated by such Investor obtains in connection with its services as a Director, and (y) it will only use such information in connection with its investment in the Company and not in any manner that would reasonably be expected to be detrimental in any material respect to the Company’s business (provided that this clause (y) shall not restrict the use by any individual of knowledge retained in the unaided memory of such individual, which knowledge was not retained with the intention of circumventing this clause (y)), except that such Investor may disclose such information (i) at such time as it enters the public domain without breach of this Section 4(b) by such Investor; (ii) that is communicated to it free of any obligation of confidentiality; (iii) that is developed by such Investor or its agents independently of and without reference to any such information; (iv) as required by applicable law, rule or regulation, including the rules of the SEC and the regulations of any stock exchange or automated dealer quotation system on which the securities of such Investor are listed, or if requested by a governmental or regulatory authority of competent jurisdiction; (v) to its attorneys, accountants, Directors, consultants, advisors and other professionals, provided that such Person in clause (v) is advised of and has agreed to be bound by the confidentiality provisions of this Section 4(b) or is bound by comparable restrictions or by confidentiality obligations under rules of professional conduct; (vi) with respect to the Tiptree Investors and the Warburg Investors, (1) to any current, former or prospective investors (including limited partners), (2) to any Affiliate, partner, member, employee, stockholder or agent, (3) to any current, former or potential lenders or financing sources, (4) to any marketing or public relations representatives, (5) to any investor in such Tiptree Investor or Warburg Investor to whom such Tiptree Investor or Warburg Investor is contractually obligated or required to provide such information, (6) to any prospective purchaser of any Shares from a Tiptree Investor or Warburg Investor, as long as such prospective purchaser is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 4(b) or comparable restrictions; or (vii) to any Subsidiary or parent of such Investor as long as such Subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 4(b) or comparable restrictions. Any Director will have the right to disclose to the Investor that appointed such Director any and all information it receives concerning the Company or its Subsidiaries in its capacity as a Director. Any information that a Director designated by an Investor obtains in connection with his or her services as a Director shall be deemed information disclosed to the Investor and subject to this Section 4(b). Each Investor shall be responsible for violations by any Director it designates or any other Person to whom such Investor provides such information.

5.REGULATORY MATTERS
(a)Regulatory Filings. Each of the Investors and the Company shall cooperate in good faith, engage in communications and share and exchange documents and other information as may be required for the Company or any of its Subsidiaries, or for any Investor, to file any registrations (including registrations required as a member of an insurance holding company system), petitions, statements, applications, schedules, forms, declarations, notices, reports, submissions (including any sales material, any nonrenewal, cancellation or revision of reinsurance agreements, material acquisitions of assets or material dispositions of assets) or other filings (including with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company) with any Governmental Authority to the extent relating to the Company or its Subsidiaries (including all supplements and amendments to any of the foregoing, whether made or required to be made prior to, on or after the date hereof, but excluding any filings contemplated by the Registration Rights Agreement, the “Regulatory Filings”). To the extent that any Regulatory Filing by the Company or its Subsidiaries requires, or a Governmental Authority requests in connection with any Regulatory Filing, whether formally or informally, any documents or other information in any way regarding or relating to an Investor or its Affiliates, including any officers, directors, managers, partners or employees of Investor or its Affiliates, the Company shall provide the applicable Investor reasonably prompt notice (such notice to include the provision of copies of any writings or documents which relate to the request). The applicable Investor and the Company shall then discuss in good faith the proposed disclosure of such documents or other information by the Company, reasonably cooperate to limit the disclosure of such information or documents in response to any such requirement or request and/or find and facilitate reasonable alternatives to any such disclosure and the Company agrees that it shall not, and shall cause its Subsidiaries not to, provide such documents or other information unless such disclosure is agreed to in writing by the applicable Investor, except to the extent reasonably required by applicable law, rule or regulation and reasonable alternatives are not available, in which case Investor shall have an opportunity to review and comment on any such disclosure, and the Company shall consider in good faith any such comments. If an Investor determines (in its sole discretion), after consultation with the Company pursuant to the preceding sentence, that the proposed disclosure of certain documents or other information includes sensitive or confidential information regarding the Investor or any of its Affiliates (other than the Company and its Subsidiaries), or any officers, directors, managers, parents or employees of Investor or its Affiliates (other than the Company and its Subsidiaries), the Investor may provide such sensitive or confidential information directly to the applicable Governmental Authority without the prior disclosure of such information to the Company. The Company agrees that it will not consent to the disclosure by any Governmental Authority of any information or other documentation provided by an Investor or its Affiliates (other than the Company and its Subsidiaries), or any officers, directors, managers, parents or employees of Investor or its Affiliates (other than the Company and its Subsidiaries), without such Investor’s consent, not to be unreasonably withheld, conditioned or delayed. All reasonable and documented out-of-pocket third party costs incurred in connection with any Regulatory Filing made on or after the date hereof shall be at the sole cost and expense of the Company and the Company shall reimburse each Investor for any such out-of-pocket costs and expenses incurred by it.
(b)Confidentiality. The Company and each Investor agrees that it will keep confidential any documents or other information provided by the Investors or their Affiliates or any officers, directors, managers, partners or employees of the Investors or their Affiliates (whether provided prior to on or after the date of this Agreement), including any documents and information related to any Regulatory Filings, and agrees to only use such documents or other information as may be required by the Company, including in connection with the Regulatory Filings, and not in any other manner, except that the Company and the Investors may disclose such information (i) at such time as it enters the public domain without breach of this

Section 5(b) or any other confidentiality obligation between, among or involving the Company and the Investors; (ii) that is communicated to it by a third party free of any obligation of confidentiality; (iii) that is developed by it or its agents independently of and without reference to any such information; (iv) as required by applicable law, rule or regulation, including the rules of the SEC and the regulations of any stock exchange or automated dealer quotation system on which the securities of the Company are listed, or if requested by a Governmental Authority (provided, that in the event any Investor’s information or other documentation is required or requested to be disclosed by applicable law, rule or regulation, the Company agrees (to the extent permitted by law) to provide such Investor with prompt written notice of any such requirement or request to enable the Investor (and the Company shall cooperate with the Investor) to seek an appropriate protective order or take other appropriate action to prevent or limit such disclosure); or (v) to its attorneys, accountants, directors, consultants, advisors and other professionals.
(c)Information Supplied.
(i)The Company represents to each Investor that is required to make Regulatory Filings that all of the information or other documentation supplied by the Company or its Subsidiaries to be included in a Regulatory Filing was or will be, at the date it is supplied to, or filed with, as applicable, any Governmental Authority, accurate in all material respects. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information or other documentation provided by any Investor that is included in any Regulatory Filing.
(ii)Each applicable Investor represents to the Company that all of the information or other documentation supplied by such Investor or its Affiliates to be included in a Regulatory Filing was or will be, at the date it is supplied to, or filed with, as applicable, any Governmental Authority, accurate in all material respects. Notwithstanding the foregoing, none of the Investors make any representation or warranty with respect to any information supplied by the Company that is included in any Regulatory Filing.
(d)Indemnification.
(i)The Company agrees to, at its own cost and expense, defend, indemnify and hold harmless each Investor that makes or is required to make any Regulatory Filings and such Investor’s Affiliates and its and their officers, directors, managers, partners and employees from and against any and all loss, liability, damage or expenses arising from or in any way related to any (A) Regulatory Filing (except to the extent the Company is entitled to indemnification pursuant to Section 5(d)(ii)) and (B) breach of Section 5(c)(i).
(ii)Each Investor that makes or is required to make (or whose Affiliates make or are required to make) any Regulatory Filings or supply (or whose Affiliates supply) any information or documentation included in any Regulatory Filings made by the Company or its Subsidiaries) agrees to, at its own cost and expense, defend, indemnify and hold harmless the Company, its Affiliates and any other Investor that has made or is required to make any Regulatory Filings and its and their officers, directors, managers, partners and employees from and against any and all loss, liability, damage or expenses arising from or in any way related to such Investors’ breach of Section 5(c)(ii).
(iii)This Section 5(d) shall not be deemed a substitute for, nor diminish or abrogate in any way, nor supersede or deemed an amendment or modification of, any rights to indemnification that the Company or any Investor may have pursuant to this Agreement, any other agreement or otherwise.

6.TERMINATION.
(a)Survival. Upon the closing of a Qualified Public Offering or, at the written election of the Majority Tiptree Investors and Majority Warburg Investors, an Initial Public Offering, this Agreement shall automatically terminate, except with respect to the following Sections which shall survive such termination in accordance with their terms:
(i)Section 1(a)(iv) (Post-IPO Board Seat);
(ii)Section 1(c) (Committees of the Board);
(iii)Section 1(d) (Directors of Subsidiaries);
(iv)Section 1(f) (Indemnification, Expense Reimbursement and Other Rights);
(v)Section 2(h) (Legends);
(vi)Section 4 (Restrictive Covenants);
(vii)Section 5 (Regulatory Matters);
(viii)Section 6 (Termination);
(ix)Section 7 (Interpretation of this Agreement); and
(x)Section 8 (Miscellaneous).
(b)Deemed Liquidation Event. This Agreement shall terminate upon a Deemed Liquidation Event.
(c)Consent to Termination. This Agreement shall terminate on the date on which the Majority Tiptree Investors and the Majority Warburg Investors shall have agreed in writing to terminate this Agreement.
(d)Effect of Termination. Notwithstanding the foregoing, if this Agreement is terminated (i) pursuant to Section 6(b), the rights and obligations of the Investors (including the Triggering Stockholders) pursuant to Section 2(c) with respect to such Deemed Liquidation Event shall survive the termination of this Agreement.
7.INTERPRETATION OF THIS AGREEMENT
(a)Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:
“2021 Equity Incentive Plan” shall mean the Fortegra Group, Inc. 2021 Equity Incentive Plan, as amended from time to time.
“Affiliate” shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity where, “control” means the power and ability to direct, directly or indirectly, or share equally in or cause the direction of, the management and/or policies of a Person, whether through ownership of voting shares or other equivalent interests of the controlled Person, by contract (including proxy) or otherwise; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Investor; provided, further that, solely for purposes of Section 4(a), (i) no portfolio company (as such term is commonly used in the private equity business and, for clarity, is distinct from Subsidiaries) of any fund advised or managed by Warburg Pincus LLC shall be deemed to be an Affiliate of the Warburg Investors and (ii) no portfolio company (as such term is commonly used in the private equity business and, for clarity, is distinct from Subsidiaries) of (x) Tiptree (to the extent Tiptree conducts a business similar to an investment fund) or (y) any investment fund advised or managed by Corvid Peak Holdings, L.P., Corvid Peak Capital Management, LLC, Corvid Peak GP Holdings, LLC, Corvid Peak Holdings GP, LLC or an affiliated registered investment advisor, in the case of each of (x) and (y), shall be deemed to be an Affiliate of the Tiptree Investors.
“As Converted Basis” shall mean all outstanding shares of the Common Stock assuming (i) the conversion of all outstanding shares of Preferred Stock (which shall be counted on an as-converted-to-Common-Stock basis based on the Liquidation Preference of the Preferred Stock in accordance with the Certificate of Incorporation) and (ii) the exercise (for cash) of all outstanding Share Equivalents (other than Granted Equity Shares) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.
“Bylaws” shall mean the Bylaws of the Company as they may be amended from time to time.
“Certificate of Designation” shall mean any Certificate of Designation adopted by the Company and filed with the Secretary of State of the State of Delaware.
“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company as it may be amended from time to time, including pursuant to a Certificate of Designation, if any.
“Change of Control” shall mean, with respect to any Person, (a) any transaction or series of related transactions, whether or not such Person is a party thereto, in which, after giving effect to such transaction or transactions, the equity securities representing in excess of fifty percent (50%) of the voting power of such Person are owned directly or indirectly through one or more entities, by any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act) of persons, other than, with respect to a Change of Control of Tiptree, Michael G. Barnes, his Affiliates and any “group” in which Michael G. Barnes and his Affiliates represent at least 50% of the equity interests or voting power of such group, (b) a sale, lease or other disposition of all or substantially all of the assets of such Person and its Subsidiaries on a consolidated basis (including securities of such Person’s directly or indirectly owned Subsidiaries) to one or more purchasers or (c) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board ceasing for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least fifty percent (50%) of the directors eligible to vote who were directors at the beginning of the period.
“Closing” shall mean the closing of the purchase and sale of the Closing Purchased Securities (as defined in the Purchase Agreement), pursuant to the terms and conditions of the Purchase Agreement.
“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Competing Business” shall mean, with respect to any Person, any business conducted by such Person or any of its Affiliates, anywhere in the North America, South America or Europe that competes, directly or indirectly, with the Company or any of its Subsidiaries. For the avoidance of doubt, any Person, entity or business engaged in the business of providing payment protection products, motor club memberships, service contracts, warranty products, specialty commercial insurance, including excess and surplus and admitted lines, auto insurance, premium financing, and related administration services to business partners, including insurance companies, retailers, dealers, insurance brokers and agents and financial services companies, shall be considered a Competing Business, but a potential Transferee shall not be deemed to engage in a Competing Business solely by reason of the fact that such Person’s Affiliates include any separately managed portfolio company (as such term is commonly used in the private equity business) engaged in a Competing Business.
“Conversion” means the conversion of the Company under Section 265 of the Delaware General Corporation Law from a Delaware limited liability company into a Delaware corporation named “The Fortegra Group, Inc.”
“Deemed Liquidation Event” shall have the meaning set forth in the Certificate of Incorporation.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder, or any successor statute thereto.
“Fair Market Value” shall mean, with respect to any assets or securities, the fair market value for such assets or securities as determined by the Board in good faith, reflecting the amount that a willing buyer would pay to a willing seller in an arm’s-length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, including preference rights, lack of liquidity, control, and restrictions on marketability or transferability.
“Fully Diluted Basis” shall mean all outstanding shares of the Common Stock assuming (i) the conversion of all outstanding shares of Preferred Stock (which shall be counted on an as-converted-to-Common-Stock basis based on the Liquidation Preference of the Preferred Stock in accordance with the Certificate of Incorporation) and (ii) the exercise of all outstanding Share Equivalents and Granted Equity Shares without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents and Granted Equity Shares.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any government, governmental, administrative or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity or any non-governmental self-regulatory authority, agency, instrumentality, department, court, commission, body, tribunal (whether or not private or quasi-private), whether foreign or domestic and whether national, federal, state, provincial or local.
“Granted Equity Shares” shall mean shares of Common Stock, Share Equivalents or other equity securities that are granted or issued pursuant to any of the Company’s stock option plans, stock bonus plans, stock incentive plans or other similar plans, in each case, approved by the Board and any shares of Common Stock issued in exchange for equity interests in LOTS Intermediate Co.
“Group Companies” means the Company and each of its Subsidiaries.
“Indebtedness” means any and all obligations of any Person for money borrowed (or a guarantee thereof) which, in accordance with GAAP, would be reflected on the balance sheet of such Person as a liability on the date as of which Indebtedness is to be determined; provided that Indebtedness shall exclude (a) Non‑Recourse Indebtedness, (b) any undrawn portion of any letters of credit or bank guarantees (or similar obligations), unless the same are drawn and not reimbursed within thirty (30) days thereafter, (c) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow or otherwise deposited in defeasance or discharge of such obligations, but only to the extent of such cash collateral or amounts escrowed or otherwise deposited in defeasance or discharge thereof, (d) trade payables and accrued expenses arising in the ordinary course of business, (e) any earn-out obligations, (f) prepaid or deferred revenue arising in the ordinary course of business, (g) purchase price holdbacks, indemnities and/or purchase price adjustments arising in the ordinary course of business, (h) intercompany indebtedness incurred in the ordinary course of business, (i) overdraft or other cash management obligations arising in the ordinary course of business, (j) any tax liabilities, including joint and several tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law or (k) the aggregate amount of accrued but unpaid interest, interest paid‑in‑kind, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with any and all refinancing thereof.
“Majority Investors” shall mean the Investors that Own a majority of the Shares Owned by all Investors (calculated on an As Converted Basis, but excluding for this purpose any Granted Equity Shares that are not vested).
“Majority Other Investors” shall mean the Other Investors Owning a majority of the Shares Owned by all Other Investors (calculated on an As Converted Basis).
“Majority Tiptree Investors” shall mean Tiptree Investors Owning a majority of the Shares Owned by all Tiptree Investors (calculated on an As Converted Basis).
“Majority Warburg Investors” shall mean the Warburg Investors that Own a majority of the Shares Owned by all Warburg Investors (calculated on an As Converted Basis). Unless the context otherwise requires, any action required to be taken by the Warburg Investors hereunder may be taken by the Majority Warburg Investors.
“Non‑Recourse Indebtedness” means Indebtedness of the Company or its Subsidiaries which is (i) secured only by the specific assets of the Company or a Subsidiary, respectively, to which such Indebtedness relates or (ii) without recourse to the Company or its Subsidiaries (except for customary exceptions for fraud, environmental indemnities and violation of special purpose entity covenants, unless and until, and for so long as, no claim for payment or performance has been made thereunder (which has not been satisfied), at which time the obligations with respect to such customary exceptions shall not be considered Non‑Recourse Indebtedness to the extent such claim is a liability of such Person for GAAP purposes), in each case, (x) as characterized as non‑recourse, asset‑specific debt in the Company’s GAAP financial statements, including any notes thereto (including non‑GAAP reconciliations), and (y) to the extent such Indebtedness relates to investments in the Company’s or its Subsidiaries’ investment portfolio or financing associated with premium and/or service contract finance operations (whether now owned or hereafter acquired) or any other similar type of asset‑based financing incurred in the ordinary course of business.
“Owns,” “Own,” “Owning” or “Owned” shall mean beneficial ownership, assuming the conversion (whether or not then convertible) of all outstanding securities convertible (including Preferred Stock) into Common Stock and the exercise (for cash) of all outstanding Share Equivalents. No Investor shall be deemed to Own any shares of Common Stock or Preferred Stock issuable pursuant to the Purchase Agreement prior to the date of issuance of such shares of Common Stock or Preferred Stock to such Investor.

“Permitted Transferee” shall mean, (i) in the case of any Tiptree Investor, Warburg Investor or any Other Investor that is not a natural person Investor, any Affiliate of such Investor, so long as such Affiliate is not engaged in a Competing Business and so long as such Transfer would not result in a breach or default (with or without the giving of notice, lapse of time or both) under any material agreement or contract of the Company or its Subsidiaries (including, for clarity, an “event of default” as a result of a change of control or similar event) and subject the Company or its Subsidiaries to any regulatory approvals (unless such approvals are obtained by the Transferring Investor at its own cost), and (ii) in the case of Other Investors who are natural persons, (A) any trust established for the sole benefit of such Other Investor or such Other Investor’s spouse or direct lineal descendants, provided such Other Investor is the trustee of such trust or such trust is a grantor trust, (B) any Person in which the direct and beneficial owner of all voting securities of such Person is such Other Investor or (C) such Other Investor’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Other Investor.
“Person” shall mean an individual, partnership (whether general or limited), joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Preferred Stock” shall mean all shares of Series A Preferred Stock and any other series of preferred stock issued by the Company.
“Purchased Equity Shares” shall mean, subject to the following sentence, shares of Common Stock, Share Equivalents (including the Preferred Stock) or other equity securities that are purchased for value by an Investor from the Company pursuant to the Purchase Agreement or otherwise (whether issued prior to, on or after the date hereof) or shares of Common Stock, Share Equivalents (including the Preferred Stock) or other equity securities that are purchased, gifted or otherwise acquired (whether purchased, gifted or acquired prior to, on or after the date hereof) by an Investor from any other stockholder of the Company (including any Other Investor). For the avoidance of doubt, for all purposes under this Agreement, Purchased Equity Shares shall not include any Granted Equity Shares that were initially issued by the Company.
“Qualified Investor” shall mean, as of any time, (i) the Tiptree Investors and (ii) the Warburg Investors.
“Qualified Public Offering” shall mean an Initial Public Offering resulting in at least $150,000,000 of gross proceeds of the Initial Public Offering to the Company and/or the selling Investors.
“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of the date hereof by and among the Company and the stockholders named therein, as the same may be amended from time to time.
“Sales Costs” shall mean any costs or expenses (including legal or other advisor costs and expenses), fees (including investment banking fees), commissions or discounts payable directly by the Warburg Investors or any of their respective Affiliates in connection with, arising out of or relating to any sale or other disposition of equity security interests in the Company (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).
“SEC” shall mean the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute thereto.
“Security” or “Securities” shall have the meaning set forth in Section 2(1) of the Securities Act.
“Series A Preferred Stock” shall mean all shares of Series A Convertible Preferred Stock of the Company, par value $0.01.
“Share Equivalent” shall mean any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, directly or indirectly, Shares of Common Stock.
“Shares” shall mean the Purchased Equity Shares and Granted Equity Shares (together with any Share Equivalents and any shares of capital stock of the Company issued with respect to such Purchased Equity Shares or Granted Equity Shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof).
“Subsidiary” shall mean, with respect to any Person, (a) any other Person of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such other Person (or comparable body in the case of a Person that is not a corporation) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, (b) any partnership, limited liability company or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%), and (c) any other Person, the management of which is controlled, directly or indirectly, by such Person.
“Total Capital” shall mean the sum of the Indebtedness of the Company and its Subsidiaries as of such date and the Company’s stockholders equity as of the most recent date calculated in accordance with GAAP; provided that if after such date any Indebtedness was settled, discharged, offset or repaid or any additional Indebtedness was incurred or guaranteed after such most recent date, the Company’s stockholders’ equity will be recalculated to take into account such settlement, discharge, offset or repayment of Indebtedness or incurrence or guarantee of additional Indebtedness (net of any cash received or paid, as applicable, as a result therefrom).
“Transfer” shall mean any direct or indirect transfer, sale, assignment, gift, inter vivos transfer, pledge, hypothecation, mortgage or other disposition or encumbrance (whether voluntary or involuntary or by operation of law), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, the Shares is transferred or shifted to another person the offer to make a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, each of “Transferring,” “Transferred,” “Transferee” and “Transferor” have a correlative meaning. For the avoidance of doubt (1) transfers made by any limited partners of any funds managed or advised by Warburg Pincus LLC shall not be deemed a Transfer under this Agreement; and (2) transfers of publicly traded securities in Tiptree Inc. shall not be deemed a Transfer under this Agreement.
“Warburg Investments” shall mean, without duplication, as of the consummation of any Change of Control of the Company, Deemed Liquidation Event or other transaction contemplated by clause 2 of Schedule II, all payments made by the Warburg Investors (on a cumulative basis) with respect to, or in exchange for, Shares and Share Equivalents of the

Company (whether such payments are made to the Company or any third party) from the date hereof until such Change of Control, Deemed Liquidation Event or such other transaction; provided that Warburg Investments shall not include payments made in connection with Permitted Transfers.
“Warburg Returns” shall mean, without duplication, as of the consummation of any Change of Control of the Company, Deemed Liquidation Event or other transaction contemplated by clause 2 of Schedule II, all cash (excluding management fees, transaction-related fees, indemnification payments and expense reimbursements) received (on a cumulative basis) by the Warburg Investors, net of Sales Costs, with respect to or in exchange for Shares and Share Equivalents of the Company (whether such payments are received from the Company or any third party) from the date hereof through such Change of Control, Deemed Liquidation Event or such other transaction; provided that Warburg Returns shall not include proceeds resulting from Permitted Transfers. For the sake of clarity, Warburg Returns shall be determined after giving effect to Granted Equity Shares exercised, settled, or vested in connection with the applicable Change of Control, Deemed Liquidation Event or other transaction.
(b)Other Defined Terms. The location of the definition of each other capitalized term used in this Agreement is set forth below.
Affiliate Arrangement    Schedue II
Agreement    Preamble
Approved Plan     Schedue II
Board    Recitals
CEO Director    §1(a)(i)(D)
Company    Preamble
Company Employee    §4(a)(i)
Director(s)    §1(f)(i)
Disqualification Event    §7(b)(i)
Disqualified Designee    §7(b)(i)
Drag-Along Notice    §2(c)(ii)
Drag-Along Right    §2(c)(i)
Drag-Along Sale    §2(c)(i)
Full Allotment    §2(d)(i)(B)
General Service    §1(g)
Independent Director    §1(a)(i)(C)
Initial Public Offering    §1(a)(iv)
Investor(s)    Preamble
Joinder Agreement    §2(a)(vii)
New Subsidiary Securities    §2(e)(v)
Non-Transferring Investors    §2(d)(i)
Offer Notice    §2(d)(ii)
Offered Shares    §2(d)(i)
Other Investors    Preamble
Over-Allotment Amount    §2(e)(ii)
Purchase Agreement    Recitals
Preemptive Right Investor    §2(e)(i)
Proposed Securities    §2(e)(i)(A)
Proposed Transferee    §2(c)(i)
ROFO Joining Investor    §2(d)(ii)
ROFO Option Period    §2(d)(ii)
Selling Investor    §2(b)(i)
Substitute Director    §1(b)
Tag-Along Investors    §2(b)(i)
Tag-Along Stock    §2(b)(i)
Termination    §2(a)(iii)
Tiptree     Preamble
Tiptree Entity     §1(f)(ii)
Warburg Investor     Preamble
Tiptree Directors    §1(a)(i)(A)
Transferor    §2(d)(i)
Triggering Stockholder    §2(c)(i)
Warburg Directors    §1(a)(i)(B)
Warburg Pincus Entities    §1(f)(ii)
Withdrawing Director    §1(b)

(c)Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
(d)Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

8.MISCELLANEOUS
(a)Additional Investors. The parties hereto acknowledge that certain Persons, including directors, employees and consultants of the Company and its Affiliates and their Permitted Transferees, may become stockholders of the Company or holders of Share Equivalents after the date hereof. As a condition to the issuance of shares of capital stock of the Company to them (including Share Equivalents), the Company shall require such Persons to execute and deliver an agreement in writing to be bound by the terms and conditions of this Agreement pursuant to a Joinder Agreement substantially in the form attached as Exhibit A hereto. With respect to any such Person required to become a party to this Agreement who is a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, an Other Investor. With respect to any such Person required to become a party to this Agreement who is not a director, employee or consultant of the Company, such Person shall be, and such Joinder Agreement or other agreement shall provide that such Person be, for purposes hereof, a Tiptree Investor, a Warburg Investor or an Other Investor, as determined by the Board.
(b)Bad Actor.
(i)No Bad Actor. Each Person with the right to designate or participate in the designation of a director as specified in Section 1 hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)(viii) promulgated under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee.” Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.
(ii)Disqualification Events. Each Investor hereby represents that none of the “bad actor” Disqualification Events is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
(c)Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) Business Day after deposit with an express overnight courier for U.S. deliveries (marked for overnight delivery), or three (3) Business Days after such deposit for deliveries outside of the U.S., with proof of delivery from the courier requested; (iii) five (5) Business Days after deposit in the United States mail by certified mail (return receipt requested) for U.S. deliveries; or (iv) when sent via email if sent prior to 5:00 p.m. (local time of the recipient) on a Business Day, or at 9:00 a.m. (local time of the recipient) on the next succeeding Business Day otherwise. All notices not delivered personally or sent via email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or email address as follows, or at such other address, email address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:
(i)if to the Company, at Fortegra Group Inc., 10751 Deerwood Park Blvd., Suite 200, Jacksonville, FL 32256, Attention: General Counsel, Email: CRomaine@fortegra.com, or at such other address as it may have furnished to the Investors in writing;
(ii)if to the Tiptree Investors, at c/o Tiptree Inc., 299 Park Avenue, 13th Floor, New York, NY 10171, Attention: Jonathan Ilany and Neil C. Rifkind, Email: JIlany@tiptreeinc.com and NRifkind@tiptreeinc.com, with a copy (which shall not constitute notice) to Ropes & Gray LLP, 1211 Avenue of Americas, New York, NY 10036-8704, Attention: Michael Littenberg and William Michener, Email: Michael.Littenberg@ropesgray.com and William.Michener@ropesgray.com, or at such other address as it may have furnished to the Investors in writing;
(iii)if to the Warburg Investors, at c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, NY 10019, Attention: Eric Friedman and Brett K. Shawn, Email: brett.shawn@warburgpincus.com and notices@warburgpincus.com, with a copy (which shall not constitute notice) to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Mark A. Cognetti and Dvir Oren, Email: Mcognetti@willkie.com and Doren@willkie.com, or at such other address as it may have furnished to the Investors in writing; and
(iv)if to any of the Other Investors, at the address or facsimile number of such Investor shown on Schedule I, or at such other address as the Investor may have furnished the Company and the other Investors in writing.
(d)Reproduction of Documents. This Agreement and all documents relating thereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by photographic, photostatic, microfilm, microcard, miniature photographic, electronic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
(e)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, provided that no Investor shall be permitted to assign any of his, her or its rights or obligations pursuant to this Agreement without the prior written consent of the Majority Investors, unless such assignment is in connection with a Transfer explicitly permitted by this Agreement (which shall include in connection with a Permitted Transfer) and, prior to such assignment, such assignee complies with the requirements of this Agreement. Any attempted assignment by an Other Investor in violation of the foregoing shall be null and void.
(f)Entire Agreement; Amendment and Waiver. This Agreement, the Purchase Agreement, the Registration Rights Agreement, the Certificate of Incorporation, the Bylaws and any employee stock option plan, stock bonus plan, stock purchase plan, employment agreement or other management equity program approved by the Board constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties (including the term sheets dated August 6, 2021 and October 1, 2021 between Warburg Pincus LLC and Tiptree). This Agreement may be amended, with the written consent of the Company, the Majority Tiptree Investors and the Majority Warburg Investors. The Company shall give notice of any amendment or termination hereof to any party hereto that did not consent in writing to such amendment or termination. Each party hereto may waive any rights hereunder by providing written notice to the Company thereof. The obligations of the Company hereunder or of any other party hereto (other than the Warburg Investors and the Tiptree Investors) may be waived with the written consent of the Majority Tiptree Investors and the Majority Warburg Investors. The obligations of the Tiptree Investors hereunder may be waived with the written consent of the Company and the Majority Warburg Investors. The obligations of the Warburg Investors hereunder may be waived with the written consent of the Company and the Majority Tiptree Investors. Notwithstanding the foregoing, any amendment of, or waiver of any obligation pursuant to, this Agreement that would adversely and disproportionately affect the Other Investors in a material respect shall, in addition to the consents set forth above, require the consent of the Majority Other Investors. Any amendment, termination or waiver effected in accordance with this Section 8(f) shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
(g)Severability.
(i)If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(ii)To the extent the terms of the organizational documents of the Company are contradictory to, or inconsistent with, the terms of this Agreement, the terms of this Agreement shall, to the extent permitted by law, supersede such conflicting or inconsistent terms. All terms of the organizational documents and any constitutive or organizational documents of the Company not contradictory to, or inconsistent with, the terms of this Agreement shall remain in full force and effect. In the case that any one or more of the provisions contained in Section 4(a) shall, for any reason, be held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction or with respect to the applicable Investor, such provision or provisions shall be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability and shall not affect the enforceability of any other provision in such jurisdiction or the enforcement of the entirety of Section 4(a) in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction and with respect to the applicable Investor as if such invalid, illegal or unenforceable provision had never been contained herein. Notwithstanding the foregoing, if any court determines that any of the covenants or agreements set forth in Section 4(a) are overbroad under applicable law in time, geographical scope or otherwise, the parties hereto specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable; provided that if such courts are unable or unwilling to reform such invalid or unenforceable provision of Section 4(a) that the parties hereto will use reasonable best efforts to amend such invalid and unenforceable provision.
(h)Governing Law. This Agreement and all claims, disputes, controversies or proceedings hereunder (or in connection with the negotiation hereof) shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (disregarding any rule or law requiring the application of the law of any other state). The parties hereto hereby irrevocably submit to the exclusive jurisdiction of Court of Chancery of the State of Delaware and, if such court lacks jurisdiction, the United States District Court for the District of Delaware and, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and all claims, disputes, controversies or proceedings hereunder (or in connection with the negotiation hereof), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in either the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(i)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.
(j)Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
(k)No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or cause any party to be deemed the agent of any other party for any purpose.
(l)Third Party Beneficiaries. Except the director indemnification rights, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
(m)Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
(n)Agreements to Be Bound. Upon acceptance by the Company of a Joinder Agreement or as contemplated by Section 8(a) (Additional Investors), Schedule I or Schedule II

hereof, as applicable, shall be amended to include the applicable joining party and attached to this Agreement and be effective with no further action or consent required.
(o)After-Acquired Securities. Each Investor agrees that, except as otherwise provided herein, all of the provisions of this Agreement shall apply to all of the Shares now Owned (including any Granted Equity Shares and Purchased Equity Shares) or which may be issued or Transferred hereafter to an Investor in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any of such Shares, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, stock split or stock dividend, or which are acquired by an Investor in any other manner.
(p)“Market Stand-off” Agreement. Each of the Investors agrees, other than the Tiptree Investors and Warburg Investors, if requested by the Company and an underwriter of equity securities of the Company, not to sell or otherwise transfer or dispose of any Shares held by such Other Investor during the one hundred eighty (180) day period (or such other period as may be requested by the Company or the managing underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including the restrictions contained in NASD Rule 2711(f)(4), or any successor provisions or amendments thereto) following the effective date of a registration statement of the Company filed under the Securities Act, provided that:
(i)such agreement only applies to the Initial Public Offering; and
(ii)all executive officers of the Company enter into similar agreements.
If requested by the underwriters, such Investors shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of the period referenced above.
(q)Lost, etc. Certificates Evidencing Shares; Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares owned by an Investor and (in the case of loss, theft or destruction) of a bond or an indemnity satisfactory to it, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Upon surrender of any certificate representing any Shares for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares represented by the certificate so surrendered and registered as such holder may request.
(r)Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes ” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. References herein to any agreement or letter shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. When calculating the period before which, within which or after which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(s)Draftsmanship. Each of the parties signing this Agreement on the date first set forth above has been represented by his, her or its own counsel and acknowledges that he, she or it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. Each of the parties joining this Agreement after the date first set forth above has been represented by his, her or its own counsel, has read and understands the terms of this Agreement and has been afforded the opportunity to ask questions concerning the Company and this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
(t)State of Residence. Each Other Investor that is a natural person represents and warrants that it is a resident of the state set forth on such Other Investor’s signature page hereto or across such Other Investor’s name on Schedule I hereto, as the case may be. In the event an Other Investor changes its state of residence, such Other Investor shall promptly inform the Company of its new state of residence.
(u)Consent of Spouse. If any Other Investor that is a natural person is married or marries or remarries after the date of this Agreement, at the request of the Company such Other Investor shall cause his or her spouse to execute and deliver to the Company a consent of spouse in the form reasonably requested by the Company and consistent with spousal consent forms for investments of the type contemplated by this Agreement.
(v)Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party in any final, non-appealable order shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding.
(w)Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of common stock or preferred stock of the Company of any class or series or a specific price per share, or a specific percentage ownership or similar provision tied to the number of shares, then, upon the occurrence of any subdivision, combination or stock dividend of any class or series of stock, such reference in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend, if any.
(x)Aggregation of Stock. All shares held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY:
THE FORTEGRA GROUP INC.
By:    /s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh
Title: President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

THE TIPTREE INVESTOR:

TIPTREE HOLDINGS LLC

By: /s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer

WARBURG INVESTOR:
WP FALCON AGGREGATOR, L.P.
By: Warburg Pincus Financial Sector II GP, L.P., its
general partner

By: WP Global LLC, its general partner

By: Warburg Pincus Partners II, L.P., its
managing member

By: Warburg Pincus Partners GP LLC, its
general partner

By: Warburg Pincus & Co., its managing
Member

By:/s/Eric Friedman
Name: Eric Friedman
Title: Partner

OTHER INVESTOR:

By:/s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh

OTHER INVESTOR:

By:/s/ Mark Rattner
Name: Mark Rattner

OTHER INVESTOR:

By:/s/ Michael Grasher
Name: Michael Grasher

OTHER INVESTOR:

By:/s/ Scott McLaren
Name: Scott McLaren

OTHER INVESTOR:

By:/s/ John Short
Name: John Short

OTHER INVESTOR:

By:/s/ Sanjay Vara
Name: Sanjay Vara

OTHER INVESTOR:

Romaine Children’s Trust UAD 4/5/17

By: /s/ Gaeann Romaine
Name: Gaeann Romaine, Trustee

OTHER INVESTOR:

By:/s/ Louis Rich
Name: Louis Rich

OTHER INVESTOR:

By:/s/ Steve Davidson
Name: Steve Davidson

OTHER INVESTOR:

By:/s/ Michael Ferris
Name: Michael Ferris

OTHER INVESTOR:

By:/s/ Leigh Mascherin
Name: Leigh Mascherin

OTHER INVESTOR:

By:/s/ Howard Fishbein
Name: Howard Fishbein

Schedule I
Other Investors

Rick Kahlbaugh
Mark Rattner
Mike Grasher
Scott McLaren
John Short
Sanjay Vara
Chris Romaine
Lou Rich
Steve Davidson
Mike Ferris
Leigh Mascherin
Howard Fishbein

Schedule I - 1

Schedule II
Protective Covenants
The following actions may not be taken by the Company or any of its Subsidiaries without the prior written consent of the Majority Warburg Investors and/or the Majority Tiptree Investors (as applicable):
1.(a) purchase, exchange, lease, license, or make any other acquisition of any equity securities or assets of any third party or (b) sell or make any disposition of any equity securities or assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case with an aggregate value in excess of $75 million (taking into account all deferred purchase price, earn-out and similar obligations at the maximum amount payable without any discount for net present value and assuming no escrow or other holdback will be released to the Company or its Subsidiaries); provided that the value of any actions set forth in clauses (a) and (b) taken by the Company following the date of the Agreement and on or prior to the Closing shall be counted towards the aggregate value of $75 million; provided, further, that following a Qualified Public Offering, this threshold shall become a fair market value (as reasonably determined by the Board) in excess of ten percent (10%) of the Company’s total market capitalization, with such market capitalization calculated based on the volume weighted average trading price of the Company’s shares for the ninety (90) consecutive trading days prior the end of each fiscal year multiplied by the average number of shares outstanding as of the close of trading on each date during such ninety (90) day measurement period;
2.undergo a Change of Control of the Company, effect a Deemed Liquidation Event, sell all or substantially of the Company’s and its Subsidiaries’ assets on a consolidated basis, or any of the Company’s material Subsidiaries whether by merger, consolidation, exchange, sale of all or substantially all assets of the applicable entity or otherwise prior to June 21, 2025 unless as a result of foregoing transactions the quotient derived by dividing the Warburg Returns by the Warburg Investments is equal to or greater than 2.0x;
3.effect an Initial Public Offering of the Company that is not both (i) a Qualified Public Offering and (ii) at a price per share of Common Stock that is equal to or greater than $15.00, which price per Share valuation shall, for the avoidance of doubt, be adjusted as set forth in Section 8(w) of the Agreement;
4.at any time (1) prior to a Qualified Public Offering, and (solely with respect to clause (i) of this clause (4)) other than pursuant to the credit facilities or other arrangements (including intercompany arrangements) existing as of the date of the Purchase Agreement, (i) incur or agree to incur or guarantee any Indebtedness or issue any Preferred Stock that would increase aggregate Indebtedness and Preferred Stock by more $50,000,000 (including any Indebtedness incurred or guaranteed from and after the date of the Purchase Agreement and on or prior to the Closing) or (ii) incur or agree to incur or guarantee any Indebtedness or Non-Recourse Indebtedness or other obligation, liability or security to the extent (and only to the extent) it would be included as debt by “AM Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by AM Best) or issue any Preferred Stock that would result in any downgrading of the financial strength rating accorded to the Company or its Subsidiaries by “AM Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by AM Best) as of immediately prior to such incurrence, guarantee or issuance and (2) following a Qualified Public Offering, (i) incur or agree to incur or guarantee any Indebtedness or issue any Preferred Stock if after giving effect to such Indebtedness or issuance, the ratio of Indebtedness to Total Capital, adjusting Indebtedness to include the liquidation preference of any preferred stock or similar security issued and outstanding (provided that in the event such preferred stock, similar security or convertible debt is, directly or indirectly, convertible into Common Stock, only that portion of such preferred stock, similar security or convertible debt that is treated as Indebtedness by AM Best (or comparable rating agency if the Company and its Subsidiaries are not then rated by AM Best) shall be treated as Indebtedness) would exceed thirty-five percent (35%) or (ii) incur or agree to incur or guarantee any Indebtedness or Non-Recourse Indebtedness or other obligation, liability or security to the extent (and only to the extent) it would be included as debt by “AM Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by AM Best) or issue any Preferred Stock that would result in any downgrading of the financial strength rating accorded to the Company or its Subsidiaries by “AM Best” (or comparable rating agency if the Company and its Subsidiaries are not then rated by AM Best) as of immediately prior to such incurrence, guarantee or issuance;
5.offer any product or service that is materially different from the existing products and services offered by the Company or any of its Subsidiaries as of the date hereof or that have been approved pursuant to this clause (5) other than as contemplated in the Company’s and its Subsidiaries’ business plan in effect on the date hereof, or other business plan approved by the Board, including the approval of at least one Warburg Director;
6.create, or authorize the creation of, or issue or obligate itself to issue shares of, any class or series of capital stock or evidences of Indebtedness, shares, rights, options, interests, warrants or other securities directly or indirectly convertible into or exchangeable for Common Stock, Preferred Stock or other types of securities or capital stock (each a “Security” and collectively, “Securities”), including any additional shares of Preferred Stock or any Security that is senior to the Common Stock or Preferred Shares (except for the issuance of Common Stock pursuant to the exercise of stock options granted pursuant to the 2021 Equity Incentive Plan or any other stock bonus, stock incentive or similar plans that have been approved by the Board, including the approval of at least one Warburg Director (collectively, with the 2021 Equity Incentive Plan, “Approved Plans”); provided that, for the avoidance of doubt, any amendment or modification to any Approved Plan that increases the number of authorized shares thereunder shall require the prior written consent of the Majority Warburg Investors and/or the Majority Tiptree Investors (as applicable));
7.(i) enter into, or amend, modify, terminate or waive any rights under, any contract, transaction, understanding or arrangement that would constitute a Related Person Transaction (as defined in the Purchase Agreement), (ii) enter into any contract, transaction, understanding or arrangement between the Company and any of its Subsidiaries, on the one hand, and Tiptree or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, or (iii) enter into any contract, transaction, understanding or arrangement between the Company or any of its Subsidiaries, on the one hand, and an immediate family member or affiliated entity of a director or officer of the Company (or an entity affiliated with a director or officer of the Company), on the other hand (an “Affiliate Arrangement”); provided that this clause (7) shall not prevent or limit any issuance of equity or debt securities to an Affiliate in accordance with Section 2(e) or compliance by the Company with any of its obligations under this Agreement;
8.dismiss, terminate or appoint the Chief Executive Officer or the Chief Financial Officer of the Company;
9.agree to any annual budget (including the capital expenditure budget), multi-year projections or strategic, operating or business plan or related business policies of the Company or its Subsidiaries or any material amendments or deviations from any multi-year projections;

10.reclassify any Preferred Stock or Common Stock or amend, modify or alter any of the rights, preferences or privileges thereof, or otherwise any of the terms applicable thereto; provided that this clause (10) shall not apply to any such reclassification, amendment, modification or alteration in respect of Common Stock (but not, for clarity, the Preferred Stock) pursuant to a Qualified Public Offering;
11.amend, change, waive, alter or terminate any provision of the Certificate of Incorporation or the Bylaws or the organizational documents of any subsidiary if such amendment, change, waiver, alteration or termination would adversely alter or change the rights, preference or privileges of a Warburg Investor or its Shares (or the directors appointed by it);
12.change the Company’s or any material Subsidiaries’ auditor or change its methods of accounting or accounting practices (including with respect to reserves) in effect as of the date of the Agreement, except as required by changes in GAAP; and
13.initiate or adopt any plan of complete or partial liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary of that Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

Exhibit A
FORM OF
JOINDER AGREEMENT
THIS JOINDER AGREEMENT (the “Agreement”) is made as of the ____ day of ____________ by _________________, having an address at ____________________________ (the “Joining Party”).
W I T N E S S E T H
WHEREAS, The Fortegra Group Inc., a Delaware corporation (the “Company”), is a party to that certain Stockholders Agreement, dated as of __________, 2022 (as the same may be amended from time to time, the “Stockholders Agreement”) (capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement);
WHEREAS, the Stockholders Agreement provides that as a condition to becoming an Investor, a Person must execute and deliver to the Company a Joinder Agreement pursuant to which such Person agrees to be bound by the terms and conditions of the Stockholders Agreement;
WHEREAS, the Joining Party desires to become an Investor of the Company by executing a copy of the Agreement; and
WHEREAS, the Joining Party has reviewed the terms of the Stockholders Agreement and determined that it is desirable and in the Joining Party’s best interests to execute the Agreement.
NOW, THEREFORE, the Joining Party hereby agrees as follows:
1.Joinder of Stockholders Agreement. By executing this Joinder Agreement, the Joining Party (i) accepts and agrees to be bound by all of the terms and provisions of the Stockholders Agreement as if he, she or it were an original signatory thereto, (ii) shall be deemed to be, and shall be entitled to all of the rights and subject to all of the obligations of a[n] [Tiptree Investor][Warburg Investor][Other Investor] thereunder, [(iii) acknowledges its grant of an irrevocable proxy pursuant to Sections 1(a)(iii) and 2(c)(viii) of the Stockholders Agreement] and [(iv) shall be added to Schedule I, as applicable, of the Stockholders Agreement]. If the Joining Party is a Permitted Transferee of an Other Investor, the Joining Party shall be subject to all of the obligations of the transferor.
2.Representations and Warranties.
(a)The Agreement constitutes a valid and binding obligation enforceable against the Joining Party in accordance with its terms.
(b)The Joining Party has received a copy of the Stockholders Agreement. The Joining Party has read and understands the terms of the Stockholders Agreement and has been afforded the opportunity to ask questions concerning the Company and the Stockholders Agreement.
(c)The Joining Party hereby represents that none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act (a “Disqualification Event”) is applicable to such Person or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.
3.Full Force and Effect. Except as expressly modified by the Agreement, all of the terms, covenants, agreements, conditions and other provisions of the Stockholders Agreement shall remain in full force and effect in accordance with its terms.
4.Notices. All notices provided to the Joining Party shall be sent or delivered to the Joining Party at the address set forth on the signature page hereto unless and until the Company has received written notice from the Joining Party of a changed address.
5.Governing Law. The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of the State of Delaware, in respect of the interpretation and enforcement of the provisions of the Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that the Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in either the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Joining Party has executed and delivered the Agreement as of the date first above written.
JOINING PARTY

__________________________________
Name:
Address:
___________________________________
___________________________________
Facsimile:___________________________
Resident of the State of:________________

Acknowledged and Accepted:

THE FORTEGRA GROUP INC.

By:______________________________
Name:________________________
Title:_________________________

[Signature Page to Joinder Agreement]